AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 11, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 10/A
(Amendment No. 4)

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

CEMTREX, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	30-0399914 (I.R.S. Employer Identification No.)

CEMTREX, INC.
19 Engineers Lane,
Farmingdale, New York 11735
631-756-9116
(Address of principal executive offices)

Registrant’s telephone number, including area code: 631-756-9116 x 324

Securities to be registered pursuant to Section 12(b) of the Act:
None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 par value per share

REGISTRATION NO. ________

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS

In this prospectus, we include some forward-looking statements that involve substantial risks and uncertainties and other factors which may cause our operational and financial activity and results to differ from those expressed or implied by these forward-looking statements. In many cases, you can identify these statements by forward-looking words such as "may," "expect," "anticipate," "believe," "estimate," "plan," "intend" and "continue," or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other "forward-looking" information.

You should not place undue reliance on these forward-looking statements. The sections captioned "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Plan of Operations," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

ITEM 1	BUSINESS

Cemtrex Inc. ("Cemtrex" or the "Company") is a Delaware corporation that designs, engineers, assembles and sells emission monitoring equipment and instruments to the chemicals, pulp and paper, steel, power, coal and petrochemical industries, as well as to municipalities, hospitals, and state and federal governments.

The Company's current products include the following:

o	Opacity monitor: Compliance & non-compliance types
o	Extractive Continuous Emission Monitors
o	Ammonia Analyzer
o	Mercury Analyzer
o	Insitu Process Analyzers

We experienced increased revenues (and expenses) in each year as compared to the preceding year. For the fiscal year ended September 30, 2007, we incurred revenues of $5,847,663 which is an increase of $1,826,045 from the fiscal year ended September 30, 2006. For the fiscal year ended, September 30, 2007, we incurred a net loss of $123,565. For the fiscal year ended September 30, 2006, we generated a net income of $174,890. The following table summarizes these results:

	Year Ended September 30,
	2007	2006

Revenues	$5,847,663	$4,021,618
Operating Expenses	$2,009,795	$1,453,397
Net Income (Loss)	$(123,565)	$174,890
Net Income (Loss) Per Common Share, Basic and Diluted	$(0.01)	$0.01
Weighted Average Number of Shares	30,308,147	26,584,323

	September 30,
	2007	2006

Current Assets	$1,180,972	$825,275
Total Assets	$1,264,719	$885,783
Total Liabilities	$2,758,046	$2,634,045
Total Stockholders' Deficit	$(1,493,327)	$(1,748,262)

On April 27, 1998, the Company was incorporated in the state of Delaware under the name “Diversified American Holdings, Inc.” On November 13, 1998, the Company’s name was changed to “Strateginet, Inc.” The Company subsequently changed its name to “Cemtrex Inc.” on December 16, 2004.

On December 30, 2004, the Company purchased certain assets from Ducon Technologies, Inc., which related to a business engaged in designing, assembling, selling and maintaining emission monitors to utilities and industries. Ducon Technologies Inc. is owned Arun Govil, the Chairman, Chief Executive Officer, Treasurer and President of the Company. In consideration for the asset purchase, the Company issued to Ducon Technologies, Inc. 3,250,000 shares of its common stock. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On April 30, 2007, the Company purchased all of the issued and outstanding membership interests of Griffin Filters LLC, (“Griffin”) a company established since 1971 and engaged in the design, engineering & supplying of industrial air filtration equipment from its President. Arun Govil, the Chairman, Chief Executive Officer, Treasurer and President of the Company, was the owner of 100% of the issued and outstanding membership interests of Griffin. The Company purchased 100% ownership in Griffin for a purchase price of $ 2,750,000.00. The Company completed the Griffin purchase by (i) paying cash of $700,000.00, (ii) issuing 20,000,000 shares of common stock valued at $750,000.00 and (iii) issuing a four year convertible debenture in the amount of $1,300,000.00, paying interest of 8.0% per year and convertible into 30,000,000 shares of common stock. Griffin had sales and net income of $3,297,409 and $145, 981 respectively for fiscal year ended September 30, 2006. Griffin is now a wholly-owned subsidiary of the Company.

The Company designs, engineers, assembles and sells emission monitoring equipment and instruments to the chemicals, pulp and paper, steel, power, coal and petrochemical industries, as well as to municipalities, hospitals, and state and federal governments. The Company’s emission monitoring systems are installed at the exhaust stacks of industrial facilities and are used to measure the outlet flue gas concentrations of regulated pollutants, such as sulfur dioxide, hydrogen chloride, hydrogen sulfide, nitrous oxides, ammonia, nitrogen oxide, carbon dioxide, carbon monoxide and other regulated pollutants. Through use of our equipment and instrumentation, our clients can monitor the exhausts to the atmosphere from their facilities and comply with Environmental Protection Agency and state and local emission regulations on dust, particulate, fumes, acid gases and other regulated pollutants into the atmosphere.

The Company is also getting involved in providing turnkey services for carbon credit projects from abatement of greenhouse gases pursuant to the Kyoto protocol and assists project owners in the selling of carbon credits globally. Carbon Credits are emission offsets that are generated from greenhouse gases abatement, renewable energy such as solar & wind, and energy efficiency projects which displace carbon emissions from traditional fossil fuel sources like coal, oil or gas with the subsequent reduction in greenhouse gas emissions. Companies, agencies and governments buy, sell, bank and trade Carbon Credits called Certified Emission Reductions or CERs. Cemtrex provides consulting services for such projects and arranges for investment equity and the sales of CERs for its customers.

INDUSTRY BACKGROUND

The market for environmental control systems and technologies is directly dependent upon governmental regulations and their enforcement. During the past three decades, federal, state and local governments have realized the contaminated air poses significant threats to public health and safety, and, in response, have enacted legislation designed to curb emissions of a variety of air pollutants. Management believes that the existence of governmental regulations creates demand for the Company’s emission monitoring equipment and environmental control systems.

These governmental regulations affect nearly every industrial activity. The principal federal legislation that was created is the Clean Air Act of 1970, as amended (Clean Air Act). This legislation requires compliance with ambient air quality standards and empowers the Environmental Protection Agency (EPA) to establish and enforce limits on the emissions of various pollutants from specific types of facilities. The states have primary responsibility for implementing these standards and, in some cases, have adopted standards more stringent than those established by the EPA. In 1990, amendments to the Clean Air Act were adopted which address, among other things, the country acid rain problem by imposing strict control on the emissions of sulfur dioxide from power plants. During 1997, EPA approved regulations for ozone related emissions and in 1998 EPA issued regulations requiring utilities in 22 states to significantly reduce Nitrogen oxides emissions.

According to scientists, the Earth's surface has risen in temperature by about 1 degree Fahrenheit in the past century. There is increasing evidence that certain human activities are contributing to this change in temperature through activities that increase the levels of greenhouse gases, primarily carbon dioxide, methane, and nitrous oxide, in the atmosphere. Greenhouse gases trap heat that would normally escape back into the atmosphere, thus increasing the Earth's natural greenhouse effect and increasing temperature over time.

The Earth's climate is predicted to change because human activities are altering the chemical composition of the atmosphere through the buildup of greenhouse gases—primarily carbon dioxide (CO2), methane (CH4), and nitrous oxide (NOx). The heat-trapping property of these gases is undisputed. Although uncertainty exists about exactly how Earth's climate responds to these gases, global temperatures are rising.

EPA Clean Air market Programs

EPA’s Clean air market programs include various market-based regulatory programs designed to improve air quality. Clean air markets include various market-based regulatory programs designed to improve air quality by reducing outdoor concentrations of fine particles, sulfur dioxide, nitrogen oxides, mercury, ozone and other significant air emissions. The most well-known of these programs are EPA’s Acid Rain Program and the NOx Trading Programs, which reduce emissions of sulfur dioxide (SO2) and nitrogen oxides (NOx)–compounds produced by fossil fuel combustion.

Acid Rain Program

The goal of the Acid Rain Program is to achieve significant environmental and public health benefits through reductions in emissions of sulfur dioxide (SO2) and nitrogen oxides (NOx), the primary causes of acid rain. To achieve this goal at the lowest cost to society, the program employs both traditional and innovative, market-based approaches for controlling air pollution. In addition, the program encourages energy efficiency and pollution prevention.

"Acid rain" is a broad term referring to a mixture of wet and dry deposition (deposited material) from the atmosphere containing higher than normal amounts of nitric and sulfuric acids. The precursors, or chemical forerunners, of acid rain formation result from both natural sources, such as volcanoes and decaying vegetation, and man-made sources, primarily emissions of SO2 and NOx resulting from fossil fuel combustion. In the United States, roughly 2/3 of all SO2 and 1/4 of all NOx come from electric power generation that relies on burning fossil fuels, like coal.  Acid rain occurs when these gases react in the atmosphere with water, oxygen, and other chemicals to form various acidic compounds. The result is a mild solution of sulfuric acid and nitric acid. When sulfur dioxide and nitrogen oxides are released from power plants and other sources, prevailing winds blow these compounds across state and national borders, sometimes over hundreds of miles.

NOx Trading Program

The goal of the NOx Trading Program is to reduce the transport of ground-level ozone across large distances. The Ozone Transport Commission (OTC) NOx Budget Program was implemented from 1999 to 2002 and was replaced by the NOx Budget Trading Program—also known as the “NOx SIP Call”—in 2003. The NOx SIP Call Program is a market-based cap and trade program created to reduce emissions of nitrogen oxides (NOx) from power plants and other large combustion sources in the eastern United States. NOx is a prime ingredient in the formation of ground-level ozone (smog), a pervasive air pollution problem in many areas of the eastern United States. The NOx Budget Trading Program was designed to reduce NOx emissions during the warm summer months, referred to as the ozone season, when ground-level ozone concentrations are highest.

Clean Air Interstate Rule (CAIR)

On March 10, 2005, EPA issued the Clean Air Interstate Rule (CAIR). This rule provides states with a solution to the problem of power plant pollution that drifts from one state to another. CAIR covers 28 eastern states and the District of Columbia. The rule uses a cap and trade system to reduce the target pollutants—sulfur dioxide (SO2) and nitrogen oxides (NOx)—by 70 percent.

The goal of the Clean Air Interstate Rule (CAIR) is to permanently cap emissions of SO2 and NOx in the eastern U.S. States must achieve the required emission reductions using one of two compliance options: (1) meet the state’s emission budget by requiring power plants to participate in an EPA-administered interstate cap and trade system, or (2) meet an individual state emissions budget through measures of the state’s choosing.

Clean Air Mercury Rule (CAMR)

On March 15, 2005, EPA issued the Clean Air Mercury Rule (CAMR) to permanently cap and reduce mercury emissions from coal-fired power plants for the first time ever. This rule makes the United States the first country in the world to regulate mercury emissions from utilities.

The goal of the Clean Air Mercury Rule (CAMR) is to reduce mercury emissions from coal-fired power plants through “standards of performance” for new and existing utilities and a market-based cap and trade program.

CAMR establishes “standards of performance” limiting mercury emissions from new and existing coal-fired power plants, and creates a market-based cap and trade program that will reduce nationwide utility emissions of mercury in two distinct phases. The first phase cap is 38 tons and emissions will be reduced by taking advantage of “co-benefit” reductions—that is, mercury reductions achieved by reducing sulfur dioxide (SO2) and nitrogen oxides (NOx) emissions under Clean Air Interstate Rule (CAIR). In the second phase, due in 2018, coal-fired power plants will be subject to a second cap, which will reduce emissions to 15 tons upon full implementation.

EPA Emission Monitoring Requirements

EPA’s emissions monitoring requirements are designed to ensure the compliance with its current regulations pursuant to various programs. The emission monitoring requirements ensure that the emissions data collected is of a known, consistent, and high quality, and that the mass emissions data from source to source are collected in an equitable manner. This is essential to support the Clean Air Markets Program’s mission of promoting market-based trading programs as a means for solving air quality problems

Continuous emissions monitoring (CEM) is instrumental in ensuring that the mandated reductions of SO2, NOx mercury and other pollutants are achieved. While traditional emissions limitation programs have required facilities to meet specific emissions rates, the current Program requires an accounting of each ton of emissions from each regulated unit. Compliance is then determined through a direct comparison of total annual emissions reported by CEM and allowances held for the unit.

CEM is the continuous measurement of pollutants emitted into the atmosphere in exhaust gases from combustion or industrial processes. EPA has established requirements for the continuous monitoring of SO2, volumetric flow, NOx, diluent gas, and opacity for units regulated under the Acid Rain Program. In addition, procedures for monitoring or estimating carbon dioxide (CO2) are specified. The CEM rule also contains requirements for equipment performance specifications, certification procedures, and recordkeeping and reporting.

The Acid Rain Program uses a market-based approach to reduce SO2 emissions in a cost-effective manner. (One allowance is an authorization to emit 1 ton of SO2 during or after a specified calendar year; a utility may buy, sell, or hold allowances as part of its compliance strategy.) Complete and accurate emissions data are key to implementing this market-based approach.

An essential feature of smoothly operating markets is a method for measuring the commodity being traded. The CEM data supplies the gold standard to back up the paper currency of emissions allowances. The CEM requirements Management believes instillsconfidence in the market-based approach by verifying the existence and value of the traded allowance.

The owner or operator of a unit regulated under the Acid Rain Program must install CEM systems on the unit unless otherwise specified in the regulation. CEM systems include:

•	An SO2 pollutant concentration monitor.

•	A NOx pollutant concentration monitor.

•	A volumetric flow monitor.

•	An opacity monitor.

•	A diluent gas (O2 or CO2) monitor.

•	A computer-based data acquisition and handling system (DAHS) for recording and performing calculations with the data.

All CEM systems must be in continuous operation and must be able to sample, analyze, and record data at least every 15 minutes. All emissions and flow data will be reduced to 1-hour averages. The rule specifies procedures for converting the hourly emissions data into the appropriate units of measure.

The following is a summary of monitoring method requirements and options:

•	All existing coal-fired units serving a generator greater than 25 megawatts and all new coal units must use CEMs for SO2, NOx, flow, and opacity.

•
Units burning natural gas may determine SO2 mass emissions by: (1) measuring heat input with a gas flowmeter and using a default emission rate; or (2) sampling and analyzing gas daily for sulfur and using the volume of gas combusted; or (3) using CEMs.

•	Units burning oil may monitor SO2 mass emissions by one of the following methods:

1.	daily manual oil sampling and analysis plus oil flow meter (to continuously monitor oil usage)

2.	sampling and analysis of diesel fuel oil as-delivered plus oil flow meter

3.	automatic continuous oil sampling plus oil flow meter

4.	SO2 and flow CEMs.

•	Gas-fired and oil-fired base-loaded units must use NOx CEMs.

•
Gas-fired peaking units and oil-fired peaking units may either estimate NOx emissions by using site-specific emission correlations and periodic stack testing to verify continued representativeness of the correlations, or use NOx CEMS. The emission correlation method has been significantly streamlined in the revised rule.

•	All gas-fired units using natural gas for at least 90 percent of their annual heat input and units burning diesel fuel oil are exempt from opacity monitoring.

•	For CO2 all units can use either (1) a mass balance estimation, or (2) CO2 CEMs, or (3) O2 CEMs in order to estimate CO2 emissions.

PRODUCTS

The Company offers a range of products and systems, incorporating diverse technologies, to address the needs of a wide variety of industries and their environmental regulations. Management believes that the Company provides a single source responsibility for design, engineering, assembly, installation and maintenance of systems to its customers. The Company’s products are designed to operate so as to allow its users to determine their compliance with the latest governmental emissions regulations. The Company’s products measure the concentrations of various regulated pollutants in the flue gases discharging the exhaust stacks at various utilities and industries.

The Company's current products include the following:

Opacity monitor: Compliance & non-compliance types

Management believes that the Company’s Laser Opacity monitor provides the highest accuracy and long-term reliability available for stack opacity and dust measurements. An EPA-compliant monitoring system, the monitor is a lightweight, efficient solution for determining opacity or dust concentration in stack gases. Proven in many installations worldwide, it advances the state of opacity monitoring with higher levels of accuracy, flexible installation and reduced long-term maintenance

Extractive Continuous Emission Monitors (CEMS)

Cemtrex provides direct-extractive and dilution-extractive CEMS equipment & systems that are applicable for utilities, industrial boilers, FGD systems, SCR-NOx control, furnaces, gas turbines, process heaters, incinerators, and process controls. In addition to traditional CEMS designed for maximum reliability and minimal maintenance in monitoring criteria pollutants, the Company can also accurately quantify other gaseous compounds through in-situ or extractive FTIR systems. The Company’s Extractive CEMS can be configured to monitor for one or all of the following: • NOx • SO2 • CO2 • O2 • CO • THC • Mercury • H2S • HCl & HF Acid • NH3 • Particulate • Opacity • Volumetric Flow and Moisture.

Ammonia Analyzer

The flue gas stream which contain ammonia, nitrogen oxides and in some cases sulfur dioxide utilize Ultra Violet radiation techniques for measurements. All these components absorb UV radiation, and therefore can be monitored by process analyzers that utilize UV absorbance techniques for detection.

Mercury Analyzer

The EPA Clean Air Mercury rule requires that all coal fired power plants must provide continuous mercury monitoring by 2009. Management believes that Cemtrex's SM4 mercury monitor, a result of 10 years experience in mercury monitoring business, provides reliable online measurements at a much lower cost than any other competing model in the market. Cemtrex SM4 is the first instrument working on a thermo catalytic principle avoiding wet chemical sample treatment. As a consequence, the Company has found that maintenance demand has been drastically minimized. Management believes that it is the only monitor that required no maintenance at a coal fired utility wet stack, no carrier gases, no water and 95% data availability SM4 uses straight extractive Teflon sheathed Hastelloy probe with no plugging or corrosion.

PRODUCT DEVELOPMENT

There are no products under development at the present time.

The Company is not dependent on, nor expects to become dependent on, any one or a limited number of suppliers. The Company buys parts and components to assemble its equipment and products. The Company does not manufacture or fabricate its own products or systems. The Company relies on sub-suppliers and third party vendors to procure from or fabricate its components based on the Company’s design, engineering and specifications. The Company also enters into subcontracts for field installation, which the Company supervises; and Company manages all technical, physical and commercial aspects of the performance of the Company contracts. To date, the Company has not experienced difficulties either in obtaining fabricated components and other materials and parts or in obtaining qualified subcontractors for installation work.

PARTS, REPAIR AND REFURBISHMENT SERVICES

The Company also provide replacement and spare parts and repair and refurbishment services for its emission monitoring systems following the expiration of its warranties which generally range up to 12 months. The Company has experienced only minimal costs from its warranties.

The Company’s standard terms of sale disclaim any liability for consequential or indirect losses or damages stemming from any failure of the Company’s products or systems or any component thereof. The Company seeks indemnification from its subcontractors for any loss, damage or claim arising from the subcontractors' failure to perform.

COMPETITION

The Company faces substantial competition in each of its principal markets. Most of its competitors are larger and have greater financial resources than the Company; several are divisions of multi-national companies. The Company competes on the basis of price, engineering and technological expertise, know-how and the quality of its products, systems and services. Additionally, the Company’s management believes that the successful performance of the Company’s installed products and systems is a key factor in gaining business as customers typically prefer to make significant purchases from a company with a solid performance history.

We obtain virtually all our contracts through competitive bidding. Although price is an important factor and may in some cases be the governing factor, it is not always determinative, and contracts are often awarded on the basis of the efficiency or reliability of products and the engineering and technical expertise of the bidder. Several companies market products that compete directly with our products.  Other companies offer products that potential customers may consider to be acceptable alternatives to our products and services.  We face direct competition from companies with far greater financial, technological, manufacturing and personnel resources, including Thermo Fisher Scientific Inc., Tekran Instruments Corporation, Altech Environment USA, Shaw Group, and Horiba Instruments Inc. in the emissions monitoring business.

INTELLECTUAL PROPERTY

Over the years, the Company has developed proprietary technologies that give us an edge in competing with its competitors. Thus, the Company relies on a combination of trade secrets and know-how to protect its intellectual property. The Company has not filed any patents.

MARKETING

The Company relies on manufacturing representatives, distributors, direct salespersons, magazine advertisements, internet advertising, trade shows, trade directories and catalogue listings to market our products and services. The Company uses more than eight manufacturing sales representatives in the United States backed by its senior management and technical professionals. The Company’s arrangements with independent sales representatives accord each a defined territory within which to sell some or all of the Company’s products and systems, provide for the payment of agreed-upon sales commissions and are terminable at will. The Company’s sales representatives do not have authority to execute contracts on the Company’s behalf.

The Company’s sales representatives also serve as ongoing liaison function between us and our customers during the installation phase of our products and systems and address customers' questions or concerns arising thereafter. The Company selects representatives based upon industry reputation, prior sales performance including number of prospective leads generated and sales closure rates, and the breadth of territorial coverage, among other criteria.

Technical inquiries received from potential customers are referred to our engineering personnel. Thereafter, the Company’s sales and engineering personnel jointly prepare a budget for future planning, a proposal, or a final bid. The period between initial customer contact and issuance of an order is generally between two and twelve months.

CUSTOMERS

The Company’s principal customers are engaged in refining, power, chemical, mining and metallurgical processing. Historically, most of our customers have purchased individual products or systems which, in many instances, operate in conjunction with products and systems supplied by others. For several years, the Company has marketed its products as integrated custom engineered emission monitoring systems and environmental management solutions. No one single customer accounts for a large percentage of our annual sales.

On most projects, the Company is responsible to its customers for all phases of the design, assembly, supply and, if included, field installation of its products and systems. The successful completion of a project is generally determined by a successful operational test of the supplied equipment conducted by our field service technician in the presence of the customer.

TECHNOLOGY

The Company has developed a broad range of emission monitoring technological base. The Company’s equipment and instruments are used: (i) to measure particulate, carbon dioxide, nitrogen oxides, mercury and sulfur dioxide from coal-fired power plants, (ii) to measure particulate from cement plants, (iii) to measure hydrocarbons, particulate and sulfur dioxide from refineries, (iv) to measure hydrogen sulfide, carbon monoxide, ammonia, hydrocarbons and other regulated pollutants from chemical plants, steel plants, incinerators and other industrial exhausts. Our emission monitors are capable of meeting all current federal and local emission monitoring standards. The Company has not filed any patents with respect to its technology.

BONDING AND INSURANCE

While only a very few of our contracts require the Company to procure bid and performance bonds, such requirements are prevalent for large projects or projects partially or fully funded by federal, state or local governments. A bid bond guarantees that a bidder will execute a contract if it is awarded the job and a performance bond guarantees performance of the contract. The Company does not presently have a bank credit line to back bid or performance bonds. Thus, the Company cannot bid on certain contracts.

In certain cases, the Company is able to secure large contracts by accepting progress payments with retention provisions in lieu of bonds.

The Company currently maintains different types of insurance, including general liability and property coverage. The Company does not maintain product liability insurance with respect to its products and equipment. Management believes that the insurance coverage that it is adequate for our current business needs.

GOVERNMENT REGULATION

Significant environmental laws, particularly the Federal Clean Air Act, have been enacted in response to public concern about the environment. The Company believe that compliance with and enforcement of these laws and regulations create the demand for our products and systems and largely determine the level of expenditures that customers will make to monitor the emissions from their facilities. The Federal Clean Air Act, initially adopted in 1970 and extensively amended in 1990, requires compliance with ambient air quality standards and empowers the EPA to establish and enforce limits on the emission of various pollutants from specific types of industrial facilities. States have primary responsibility for implementing these standards, and, in some cases, have adopted more stringent standards.

The 1990 amendments to the Federal Clean Air Act require, among other matters, reductions in the emission of sulfur oxides, believed to be the cause of "acid rain," in the emission of 189 identified hazardous air pollutants and toxic substances and the installation of equipment and systems which will contain certain named toxic substances used in industrial processes in the event of sudden, accidental, high-volume releases. Such amendments also extend regulatory coverage to many facilities previously exempt due to their small size and require the EPA to identify those industries which will be required to install the mandated control technology for the industry to reduce the emission of hazardous air pollutants from their respective plants and facilities. The Montreal Protocol, adopted in 1987, as well as EPA regulations issued in 1992, call for the phase-out of CFCs. In addition, regulations promulgated by the EPA in 1993 further limit the concentration of pollutants, such as hydrogen chloride, sulfur dioxide, chlorine, heavy metals and hazardous solid substances in the form of extremely fine dust, from sewage sludge incinerators. Sewage sludge facilities are required to comply with these regulations. Compliance with all these regulations can only be achieved by first monitoring the pertinent emission levels.

EMPLOYEES

The Company employs 21 full time and three part time employees, consisting of one executive officer, five managers, ten technical engineers, and five clerical and administrative support persons. None of our employees are represented by a labor union. In addition, the Company utilizes commission sales personnel and contract design engineers, on an as needed basis. There are no employment agreements.

FACILITIES

The Company does not own any real estate.

The Company leases its principal office at Farmingdale, New York, 4000 square feet of office and warehouse/shop space in a single story commercial structure on a month to month lease from Ducon Technologies Inc., at a monthly rental of $ 2,157.00. The Company’s subsidiary Griffin Filters LLC leases approx. 10,000 sq. ft. of office and warehouse space in Liverpool, New York from a third party in a five year lease at a monthly rent of $ 4,225.00 expiring on March 30, 2012. The Company has no plans to acquire any property in the immediate future. The Company believes that its current facilities are adequate for its needs through the next six months, and that, should it be needed, suitable additional space will be available to accommodate expansion of the Company's operations on commercially reasonable terms, although there can be no assurance in this regard. There are no written agreements.

ITEM 1A	RISK FACTORS

An Investment in our common stock involves risks. You should carefully consider the following risks, as well as the other information contained in this prospectus. If any of the following risks actually occur, our business could be materially harmed.

RISKS RELATED TO OUR BUSINESS

o We are substantially dependent upon the success and market acceptance of our technology. The failure of the emissions monitoring and controls market to develop as we anticipate, would adversely affect our business.

The Company's success is largely dependent on increased market acceptance of our emission monitoring equipment and control systems. If acceptance of emissions monitoring equipment does not continue to grow, then the Company’s revenues may be significantly reduced.

o If we are unable to develop new products, our competitors may develop and market products with better features that may reduce demand for our potential products.

The Company may not be able to introduce any new products or any enhancements to its existing products on a timely basis, or at all. In addition, the introduction by the Company of any new products could adversely affect the sales of certain of its existing products. If the Company's competitors develop innovative emissions testing technology that are superior to the Company's products or if the Company fails to accurately anticipate market trends and respond on a timely basis with its own innovations, the Company may not achieve sufficient growth in its revenues to attain profitability.

o We have incurred losses for the fiscal year ending September 30, 2007, and we may incur losses for the foreseeable future.

We had net loss of $123,565 for the fiscal year ended September 30, 2007. These losses have resulted principally from expenses incurred in the extensive demonstration testing of its new SM4 compliance mercury monitors at various utility sites and the low gross margin product line of Griffin Filters. We may continue to incur significant expenditures related to research and development, selling and marketing and general and administrative activities as well as capital expenditures and anticipate that our expenses and losses may increase in the foreseeable future as we expand our business however, for the nine months ended June 30, 2008, we generated a profit of $344,900. Further, as a public company we will also incur significant legal, accounting and other expenses that we did not incur as a private company. To achieve profitability, we will need to generate significant additional revenues with significantly improved gross margins. It is uncertain when, if ever, we will return to profitability. Even if we were to become profitable, we might not be able to sustain or increase profitability on a quarterly or annual basis.

o The Company faces constant changes in governmental standards by which our products are evaluated.

The Company believes that, due to the constant focus on the environment and clean air standards throughout the world, a requirement in the future to adhere to new and more stringent regulations both domestically and abroad is possible as governmental agencies seek to improve standards required for certification of products intended to promote clean air.  In the event our products fail to meet these ever-changing standards, some or all of our products may become obsolete.

o The future growth of our business depends, in part, on enforcement of existing emissions-related environmental regulations and further tightening of emission standards worldwide.

The Company expects that the future business growth will be driven, in part, by the enforcement of existing emissions-related environmental regulations and tightening of emissions standards worldwide.  If such standards do not continue to become stricter or are loosened or are not enforced by governmental authorities, it could have a material adverse effect on our business, operating results, financial condition and long-term prospects.

o  We may incur substantial costs enforcing our proprietary information, defending against third-party patents, invalidating third-party patents or licensing third-party intellectual property, as a result of litigation or other proceedings relating to patent and other intellectual property rights.

The Company considers its technology and procedures proprietary. In particular, the Company depends substantially on its flexibility to develop custom engineered solutions for various applications and be responsive to customer needs. The Company has not filed for any patents for its technologies.

The Company may be notified of claims that it has infringed a third party's intellectual property. Even if such claims are not valid, they could subject the Company to significant costs. In addition, it may be necessary in the future to enforce the Company's intellectual property rights to determine the validity and scope of the proprietary rights of others. Litigation may also be necessary to defend against claims of infringement or invalidity by others. An adverse outcome in litigation or any similar proceedings could force the Company to take actions that could harm its business. These include: (i) ceasing to sell products that contain allegedly infringing property; (ii) obtaining licenses to the relevant intellectual property which the Company may not be able to obtain on terms that are acceptable, or at all; (iii) indemnifying certain customers or strategic partners if it is determined that the Company has infringed upon or misappropriated another party's intellectual property; and (iv) redesigning products that embody allegedly infringing intellectual property. Any of these results could adversely affect the Company's business, financial condition and results of operations. In addition, the cost of defending or asserting any intellectual property claim, both in legal fees and expenses, and the diversion of management resources, regardless of whether the claim is valid, could be significant.

o Product defects could cause the Company to incur significant product liability, warranty, repair and support costs and damage its reputation which would have a material adverse effect on its business.

Although the Company rigorously tests its products, defects may be discovered in future or existing products. These defects could cause the Company to incur significant warranty, support and repair costs and divert the attention of its research and development personnel. It could also significantly damage the Company's reputation and relationship with its distributors and customers which would adversely affect its business. In addition, such defects could result in personal injury or financial or other damages to customers who may seek damages with respect to such losses. A product liability claim against the Company, even if unsuccessful, would likely be time consuming and costly to defend.

o The markets in which we operate are highly competitive, and many of our competitors have significantly greater resources than we do.

There is significant competition among companies that provide emissions monitoring systems.  Several companies market products that compete directly with our products.  Other companies offer products that potential customers may consider to be acceptable alternatives to our products and services.  We face direct competition from companies with far greater financial, technological, manufacturing and personnel resources, including Thermo Fisher Scientific Inc., Tekran Instruments Corporation, Altech Environment USA, Shaw Group, and Horiba Instruments Inc. in the emissions monitoring business. Newly developed products could be more effective and cost efficient than our current or future products.  Many of the current and potential future competitors have substantially more engineering, sales and marketing capabilities and broader product lines than we have.

o The Company’s results may fluctuate due to certain regulatory, marketing and competitive factors over which we have little or no control.

The factors listed below, some of which we cannot control, may cause our revenue and results of operations to fluctuate significantly:

•	the existence and enforcement of government environmental regulations. If these regulations are not maintained or enforced then the market for Company’s products could deteriorate;
•	Retaining and keeping qualified employees and management personnel;
•	Ability to upgrade our products to keep up with the changing market place requirements;
•	Ability to keep up with our competitors who have much higher resources than us;
•	Ability to find sub-suppliers and sub-contractors to assemble and install our products;
•	General economic conditions of the industry and the ability of potential customers to spend money on setting up new industries that require our products;
•	Ability to maintain or raise adequate working capital required for the operations and future growth; and
•	Ability to retain our CEO and other senior key personnel.

o The loss of our senior management and failure to attract and retain qualified personnel in a competitive labor market could limit our ability to execute our growth strategy, resulting a slower rate of growth.

We depend on the continued service of our senior management. Due to the nature of our business, we may have difficulty locating and hiring qualified personnel and retaining such personnel once hired. The loss of the services of any of our key personnel, or our failure to attract and retain other qualified and experienced personnel on acceptable terms, could limit our ability to execute our growth strategy resulting in a slower rate of growth.

o General economic downturns in general would have a material adverse effect on the Company's business, operating results and financial condition.

The Company's operations may in the future experience substantial fluctuations from period to period as a consequence of general economic conditions affecting consumer spending. Therefore, any economic downturns in general would have a material adverse effect on the Company's business, operating results and financial condition.

o A demand for payment of the outstanding loan or the conversion into non-assessable share of common stock of the Company may have an adverse effect on the Company.

On April 30, 2007, the Company issued a $1,300,000 Convertible Debenture to Arun Govil, the Company’s Chairman, CEO, President and Treasurer, in conjunction with the purchase of Griffin Filters, Inc. pursuant to the Agreement and Assignment of Membership Interests between Arun Govil and Cemtrex, Inc. The debenture carries an 8% annual interest rate with interest payable semiannually in arrears on the first business day of January and July each year. The debenture principle is due and payable on April 30, 2011.

The debenture has the right of conversion into 30,000,000 non-assessable shares of common stock of the Company at $0.001 (par value) per share. Conversion is not exercisable prior to December 31, 2007. Commencing December 31, 2007 and continuing to April 30, 2011, the Debenture Holder shall have the right of conversion subject o the terms and conditions of the debenture. In the event the face amount of the debenture is not fully converted on or before April 30, 2011, the conversion rights will lapse.

Risks related to investment in the common stock of the Company

o We may need additional funds in the future. We may be unable to obtain additional funds or if we obtain financing it may not be on terms favorable to us. You may lose your entire investment.

Based on our current plans, we believe our existing cash and cash equivalents along with cash generated from operations will be sufficient to fund our operating expenses and capital requirements through December 31, 2008, although there is no assurance of this result, we may need funds in the future. If our capital resources are insufficient to meet future capital requirements, we will have to raise additional funds. If we are unable to obtain additional funds on terms favorable to us, we may be required to cease or reduce our operating activities.

o If we raise additional funds by selling additional shares of our capital stock, the ownership interests of our stockholders will be diluted.

o Our stock trades on the Pink Sheets electronic quotation system.

The Company’s Common Stock currently trades on the Pink Sheets electronic quotation system under the symbol “CTEI.PK”. The Pink Sheets is a decentralized market regulated by the Financial Industry Regulatory Authority in which securities are traded via an electronic quotation system. There can be no assurance that a trading market for the Company's shares will continue to exist in the future, and there can be no assurance that an active trading market will develop or be sustained. The market price of the shares of Common Stock is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations, new products or new contracts by the Company or its competitors, developments with respect to proprietary rights, adoption of new government regulations affecting the environment, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market price for the common stocks of technology companies. These types of broad market fluctuations may adversely affect the market price of the Company's common stock. See Risk Factor “Our stock price may be highly volatile” below.

o Our shares of common stock are thinly traded, so stockholders may be unable to sell at or near ask prices or at all if they need to sell shares to raise money or otherwise desire to liquidate their shares.

Our common stock has from time to time been “thinly-traded,” meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we become more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give stockholders any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

o Our common stock will be subject to “penny stock” rules which may be detrimental to investors.

If our common stock is not listed on a national exchange or market, the trading market for our common stock may become illiquid. Our common stock trades on the over-the-counter electronic bulletin board and, therefore, is subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock". The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share. The securities will become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of purchasers in this offering to sell the Common Stock offered hereby in the secondary market.

o We do not anticipate paying any dividends.

No dividends have been paid on the common stock of the Company. The Company does not intend to pay cash dividends on its common stock in the foreseeable future, and anticipates that profits, if any, received from operations will be devoted to the Company's future operations. Any decision to pay dividends will depend upon the Company's profitability at the time, cash available and other relevant factors.

o Our stock price may be highly volatile.

The market price of our common stock, like that of many other technology companies, has been highly volatile and may continue to be so in the future due to a wide variety of factors, including:

•	announcements of technological innovations by us, our collaborative partners or our present or potential competitors;
•	our quarterly operating results and performance;
•	developments or disputes concerning patents or other proprietary rights;
•	acquisitions;
•	litigation and government proceedings;
•	adverse legislation;
•	changes in government regulations;
•	economic and other external factors; and
•	general market conditions.

In addition, potential dilutive effects of future sales of shares of common stock by shareholders and by the Company could have an adverse effect on the market price of our shares.

o Our principal shareholder has significant influence over our company which could make it impossible for the public stockholders to influence the affairs of the Company.

Approximately 74% of our outstanding voting capital stock is beneficially held by Arun Govil the Company’s Chairman, Chief executive officer, President and Treasurer. In addition, Mr. Govil holds a promissory note that may be convertible into 30,000,000 shares of common stock of the Company at his option. Consequently, Mr. Govil will be able to control substantially all matters requiring approval by the stockholders of the Company, including the election of all directors and approval of significant corporate transactions. This could make it impossible for the public stockholders to influence the affairs of the Company.

ITEM 2	FINANCIAL INFORMATION

           The following discussion of the financial condition and plan of operations contains forward-looking statements that involve risks and uncertainties. Please see “Risk Factors” and Forward-Looking Statements” elsewhere in this registration statement.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION ON PLAN OF OPERATION

The following discussion of our financial condition and plan of operations should be read in conjunction with the consolidated financial statements and the notes to those statements included elsewhere in this prospectus. This discussion includes forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under "risk factors" and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

OVERVIEW

Cemtrex is a full-range of emission monitoring and air filtration products company engaged in designing, manufacturing and marketing emissions monitors and air filtration products and providing certain services for green house gases carbon credit generation projects. Our focus has evolved from expansion through acquisition to increasing the market share of products more effectively in the marketplace

Financial condition

The following table sets forth selected historical consolidated financial data from our consolidated financial statements and should be read in conjunction with our consolidated financial statements including the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are included below.

FISCAL YEAR ENDED SEPTEMBER 30, 2007

	Year Ended September 30,
	2007	2006

Revenues	$5,847,663	$4,021,618
Operating Expenses	$2,009,795	$1,453,397
Net Income (Loss)	$(123,565)	$174,890
Net Income (Loss) Per Common Share, Basic and Diluted	$(0.01)	$0.01
Weighted Average Number of Shares	30,308,147	26,584,323

	September 30,
	2007	2006

Current Assets	$1,180,972	$825,275
Total Assets	$1,264,719	$885,783
Total Liabilities	$2,758,046	$2,634,045
Total Stockholders' Deficit	$(1,493,327)	$(1,748,262)

NINE MONTHS ENDED JUNE 30, 2008

	Nine Months Ended
	June 30,
	2008	2007

Revenues	$4,514,788	$4,546,179
Operating Expenses	$1,643,528	$1,721,713
Net Income (Loss)	$344,900	$(67,836)
Net Income Per Common Share, Basic and Diluted	$0.01	$(0.00)
Weighted Average Number of Shares	34,327,862	29,390,043

June 30, 2008
Current Assets	$1,293,168
Total Assets	$1,522,816
Total Liabilities	$2,671,243
Total Stockholders' Deficit	$(1,148,427)

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The following discussion and analysis is based upon our consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses, and assets and liabilities during the periods reported. Estimates are used when accounting for certain items such as revenues, allowances for returns, early payment discounts, customer discounts, doubtful accounts, employee compensation programs, depreciation and amortization periods, taxes, inventory values, and valuations of investments, goodwill, other intangible assets and long-lived assets. We base our estimates on historical experience, where applicable and other assumptions that we believe are reasonable under the circumstances. Actual results may differ from our estimates under different assumptions or conditions. We believe that the following critical accounting policies affect our more significant judgments and estimates used in preparation of our consolidated financial statements.

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We base our estimates on the aging of our accounts receivable balances and our historical write-off experience, net of recoveries.

We value our inventories at the lower of cost or market. We write down inventory balances for estimated obsolescence or unmarketable inventory equal to the difference between the cost of the inventory and the estimated market value based upon assumptions about future demand and market conditions.

Goodwill is reviewed for possible impairment at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the Company’s carrying amount is greater than the fair value. In accordance with SFAS 142, the Company examined goodwill for impairment and determined that the Company’s carrying amount did not exceed the fair value, thus, there was no impairment.

Generally, sales are recognized when shipments are made to customers. Rebates, allowances for damaged goods and other advertising and marketing program rebates are accrued pursuant to contractual provisions and included in accrued expenses. Certain amount of our revenues fall under the percentage-of-completion method of accounting used for long-term contracts. Under this method, sales and gross profit are recognized as work is performed based on the relationship between actual costs incurred and total estimated costs at completion. Sales and gross profit are adjusted prospectively for revisions in estimated total contract costs and contract values. Estimated losses are recorded when identified.

RESULTS OF OPERATIONS

 Net Sales: Net sales for 2007 increased by $1,826,045 or 45.4%, to $5,847,663, from $4,021,618 for 2006. Sales growth increased during the year of 2007 primarily due to the acquisition of Griffin Filters in April 2007. The overall market demand for our existing business increased during the last year. Net sales for three months period ended June 30, 2008 decreased 2% to $1,272,314, as compared to the similar period ended June 30, 2007. This decrease was primarily due to timing delays in completion and shipment of certain projects. Net sales for nine months period ended June 30, 2008 decreased 1%, to $4,514,788 as compared to the similar period ended June 30, 2007.

Gross Profit: Gross profit for 2007 increased $231,847 or 13.95%, to $1,893,566 which made up 33.1% of net sales, from $1,661,719 for 2006, which made up 61.8% of net sales. The lower gross margin in 2007 was a direct result of the low gross margin product line of Griffin Filters. In addition, gross profit in the existing product line decreased due to the extensive demonstration testing of its new SM4 compliance mercury monitors at various utility sites. Gross profit for three months period ended June 30, 2008 increased ($235,914) or 26.26% to $609,729, which made up 52% of net sales from $405,206, which made up 68.9% of net sales. The gross margin for 2007 period includes lower margin sales of Griffin Filters, whereas in 2006 the higher gross margin was a result of high margin field services for monitoring systems performed by the Company during that period. Gross profit for nine months period ended June 30, 2008 increased $513,532 or 32.79% to $2,079,858 which made up 46% of net sales from $1,566,326, in the similar period ended June 30, 2007, which made up 34.5% of net sales. The gross margin for the six month period in 2007 includes combined margin of the high margin emission monitoring systems business and the lower margin business of Griffin Filters, whereas in 2006 the higher gross margin was a result of high margin business of emission monitoring systems alone during that period.

Operating Expenses: Operating expenses for 2007 increased $556,398, or 38.3%, to $2,009,795 from $1,453,397 in 2006. Operating expenses as a percentage of sales decreased in 2007 to 34.37% from 36.14% in 2006. The decrease in operating expenses was primarily due to acquisition of Griffin Filters and having a larger sales volume in relation to the same operating expenses for the existing product line. Operating expenses for three months period ended June 30, 2008 decreased 3.3% to $511,126, as compared to the similar period ended June 30, 2007. Operating expenses for nine months period ended June 30, 2008 decreased 4.5%, to ($78,185) as compared to the similar period ended June 30, 2007. This

Net Income/Loss: The Company had a net loss of ($123,565) for 2007 as compared to a net income of $174,890 for 2006. The net loss in 2007 was a result of several factors including: (i) increased expenses in demonstration testing of the new SM4 mercury product line, (ii) low bookings and sales of the acquired business of griffin Filters. The Company had a net profit of $67,194 for three month period ended June 30, 2008 an increase of 284% from a net loss of ($36,533) in the similar period ended June 30, 2007. The higher net income in 2007 period was due to higher gross margin and lower operating expenses during that period. Net income for nine months period ended June 30, 2008 increased 608%, to $344,900 as compared to a net loss of ($67,836) in the similar period ended June 30, 2007. This increase was primarily due to increased net sales.

Provision for Income Taxes: Our effective state and federal tax rate, adjusted for the effect of certain credits and adjustments, was approximately 38% and 38% for 2007 and 2006, respectively.

EFFECTS OF INFLATION

The Company’s business and operations have not been materially affected by inflation during the periods for which financial information is presented.

LIQUIDITY AND CAPITAL RESOURCES

Working capital was ($277,074) at September 30, 2007, compared to ($508,770) at September 30, 2006. This included cash and cash equivalents of $143,830 and $29,279 at September 30, 2007 and 2006, respectively. At June 30, 2008, we had $218,661 in cash as compared with $164,162 in cash at June 30, 2007.

Trade receivables increased $200,713, or 34.6% at September 30, 2007 to $780,474 at September 30, 2007 from $579,761 at September 30, 2006. The increase in accounts receivable is attributable to receivables of Griffin Filters. Trade receivables decreased $80,128, or 10% at June 30, 2008 to $700,346 from $780,474 at September 30, 2007.

Inventories increased $52,498 or 26.26% to $252,443 at September 30, 2007 from $199,945 at September 30, 2006. The increase inventory was due to the acquisition of Griffin Filters. Inventory increased $121,718 or 48.2% to $374,161 at June 30, 2008 from $252,443 at September 30, 2007.

Continuing operations used $802,925 of cash for the fiscal year ended September 30, 2007, compared to using $399,884 of cash for the fiscal year ended September 30, 2006. The decrease in cash flows was primarily related to the increase in inventory combined with increase in accounts payable. Continuing operations used $312,958 of cash for the three months ended June 30, 2008. Investing activities for continuing operations used $713,923 of cash during 2007, compared to providing $6,130 during 2006. The use of cash by investing activities was primarily attributable to the purchase of griffin Filters in April, 2007. The financing activities in 2007 generated $24,483.

We believe that our cash on hand, cash generated by operations, is sufficient to meet the capital demands of our current operations during the 2008 fiscal year. Any major increases in sales, particularly in new products, may require substantial capital investment. Failure to obtain sufficient capital could materially adversely impact our growth potential.

Outlook

We anticipate that the outlook for our products and services remains quite strong and we are positioned well to take advantage of it.

We believe there is currently a gradually increasing public awareness of the issues surrounding air quality and that this trend will continue for the next several years. We also believe there is an increase in public concern regarding the effects of air quality on society and future generations, as well as an increase in interest by standards-making bodies in creating specifications and techniques for detecting, defining and solving air quality problems. As a result, we believe there will be an increase in interest in our mercury monitors, opacity monitors, carbon credits and air filtration products of subsidiary Griffin Filters.

This Outlook section, and other portions of this document, include certain “forward-looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, including, among others, those statements preceded by, following or including the words “believe,” “expect,” “intend,” “anticipate” or similar expressions. These forward-looking statements are based largely on the current expectations of management and are subject to a number of assumptions, risks and uncertainties. Our actual results could differ materially from these forward-looking statements. Important factors to consider in evaluating such forward-looking statements include those discussed in Item 1A. Risk Factors as well as:

•	the shortage of reliable market data regarding the emission monitoring & air filtration market,

•	changes in external competitive market factors or in our internal budgeting process which might impact trends in our results of operations,

•	anticipated working capital or other cash requirements,

•	changes in our business strategy or an inability to execute our strategy due to unanticipated changes in the market,

•	product obsolescence due to the development of new technologies, and

•	Various competitive factors that may prevent us from competing successfully in the marketplace.

In light of these risks and uncertainties, there can be no assurance that the events contemplated by the forward-looking statements contained in this Form 10/A will in fact occur.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

We are exposed to various market risks, primarily changes in interest rates. Market risk is the potential loss arising from adverse change in market rates and prices, such as foreign currency exchange and interest rates. For Cemtrex, these exposures are primarily related to changes in interest rates. We do not hold any derivatives or other financial instruments for trading or speculative purposes.

The Company’s financial position is not materially affected by fluctuations in currencies against the U.S. dollar, since there are no assets held outside the United States. Risks due to changes in foreign currency exchange rates are negligible, as the preponderance of our foreign sales occur over short periods of time or are demarcated in U.S. dollars.

ITEM 3	PROPERTIES

The Company does not own any real estate.

The Company leases its principal office at Farmingdale, New York, 4000 square feet of office and warehouse/shop space in a single story commercial structure on a month to month lease from Ducon Technologies Inc., at a monthly rental of $2,157.00. The Company’s subsidiary Griffin Filters LLC leases approx. 10,000 sq. ft. of office and warehouse space in Liverpool, New York from a third party in a five year lease at a monthly rent of $ 4,225.00 expiring on March 30, 2012. The Company has no plans to acquire any property in the immediate future. The Company believes that its current facilities are adequate for its needs through the next six months, and that, should it be needed, suitable additional space will be available to accommodate expansion of the Company's operations on commercially reasonable terms, although there can be no assurance in this regard. There are no written agreements.

ITEM 4	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of October 31, 2008 by:

o all persons who are beneficial owners of five percent (5%) or more of our common stock;

o each of our directors;

o each of our executive officers; and

o all current directors and executive officers as a group.

Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them.

As of October 31, 2008, 34,327,862 shares of common stock are issued and outstanding. Applicable percentage ownership in the following table is based on 64,327,862 shares of common stock outstanding as of October 31, 2008 which includes shares underlying a convertible debenture held by Mr. Govil, the President, Chief Executive Officer and Chairman of the Board of the Company. (1)

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of October 31, 2008 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Title of Class	Name and Address of Owner	Title	Amount Owned Before Offering		Percentage of Issued Common Stock (1)
Common Stock	Arun Govil 19 Engineers Lane Farmingdale, New York 11735	President ,Chief Executive Officer and Chairman of the Board	55,430,000	(2)(3)	86.2%
Common Stock	Renato Dela Rama 19 Engineers Lane Farmingdale, New York 11735	Vice President	0		0
Common Stock	Vandana Govil 19 Engineers Lane Farmingdale, New York 11735	Secretary, Director	55,430,000	(2)(3)(4)	86.2%
Common Stock	All directors and executive officers as a group (3 persons)		55,430,000		86.2%

(1)
Except as otherwise noted herein, the percentage is determined on the basis of 64,327,862 shares of our common stock outstanding plus securities deemed outstanding pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under Rule 13d-3, a person is deemed to be a beneficial owner of any security owned by certain family members and any security of which that person has the right to acquire beneficial ownership within 60 days, including, without limitation, shares of our common stock subject to currently exercisable options.

(2)
Includes the shares underlying the Convertible Debenture issued by the Company to Arun Govil the Company’s Chairman, CEO, President and Treasurer in conjunction with the purchase of Griffin Filters, Inc. The debenture has the right of conversion into 30,000,000 non-assessable shares of common stock of the Company at $0.001 (par value) per share. The Debenture Holder has the right of conversion, subject to the terms and conditions of the debenture, commencing December 31, 2007 and continuing to April 30, 2011, thus Arun Govil has the right to convert the 30,000,000 non-assessable shares of common stock of the Company within 60 days. In the event the face amount of the debenture is not fully converted on or before April 30, 2011, the conversion rights will lapse.

(3)	Includes the shares owned by Ducon Technologies Inc. is owned by Arun Govil the Chairman, Chief Executive Officer, Treasurer and President of the Company.

(4)	Vanana Govil is the spouse of Arun Govil, the President, Chief Executive Officer and Chairman of the Board of the Company and his shares are attributed to Ms. Govil.

ITEM 5	DIRECTORS AND EXECUTIVE OFFICERS

The following persons are our executive officers and directors. Directors are elected to hold offices until the next annual meeting of Shareholders and until their successors are elected or appointed and qualified. Officers are appointed by the board of directors until a successor is elected and qualified or until resignation, removal or death.

Name and Address	Age	Positions and Offices

Arun Govil 19 Engineers Lane Farmingdale, New York 11735	51	President, Chief Executive Officer, Treasurer, and Chairman of the Board of Directors

Renato Dela Rama 19 Engineers Lane Farmingdale, New York 11735	58	Vice President of Finance

Vandana Govil 19 Engineers Lane Farmingdale, New York 11735	46	Secretary and Director

Arun Govil has been our President since December 2004. Mr. Govil is also President (and owner) of Ducon Technologies Inc., a privately held company engaged in air pollution control systems business since 1996. Prior to 1996 Mr. Govil, Mr. Govil worked at various management and technical positions in the environmental industry. Mr. Govil holds a B.E. degree in Chemical Engineering and a M.B.A. in Finance. He is also a licensed Professional Engineer in New York State and New Jersey.

Renato Dela Rama has been our Vice President of Finance since December 2004. Mr. Dela Rama is also the Controller of Ducon Technologies Inc. since 2004. Prior to that, he worked in various accounting and financial management positions. Mr. Dela Rama holds a B.S. degree in accounting.

Vandana Govil has served as secretary and Director of the Company since December 2004. Ms. Govil earned her B.S. in accounting and economics from State University of New York at Old Westbury in 2000. From 1987 to 1995, Ms. Govil was a realtor. Arun Govil and Vandana Govil are husband and wife.

Except for Mr. and Mrs. Govil, there are no family relationships among our directors and officers. None of our directors or officers is a director in any other reporting companies. None of our directors or officers has been affiliated with any company that has filed for bankruptcy within the last five years. The Company is not aware of any proceedings to which any of the Company’s officers or directors, or any associate of any such officer or director, is a party adverse to the Company or any of the Company’s subsidiaries or has a material interest adverse to it or any of its subsidiaries.

Each director of the Company serves for a term of one year or until the successor is elected at the Company's annual shareholders' meeting and is qualified, subject to removal by the Company's shareholders. Each officer serves, at the pleasure of the board of directors, for a term of one year and until the successor is elected at the annual meeting of the board of directors and is qualified.

The Board of Directors has not established an audit committee and does not have an audit committee financial expert. The Board is of the opinion that an audit committee is not necessary since the company has only two directors to date and such directors have been performing the functions of an audit committee

The business address for each of our officers and directors is 19 Engineers Lane, Farmingdale, NY 11735.

ITEM 6	EXECUTIVE COMPENSATION

BOARD OF DIRECTORS

All of our directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Our executive officers are elected annually by the board of directors to hold office until the first meeting of the board following the next annual meeting of stockholders and until their successors are chosen and qualified.

DIRECTORS' COMPENSATION

We reimburse our directors for expenses incurred in connection with attending board meetings but we do not pay our directors fees or other cash compensation for services rendered as a director.

EXECUTIVE COMPENSATION

The compensation discussion addresses all compensation awarded to, earned by, or paid to the Cemtrex's named executive officers. As of October 31, 2008, two of our executive officers are currently earning compensation. Set forth below is the aggregate compensation for services rendered in all capacities to us during our fiscal years ended September 30, 2006 and 2007 by our executive officers. Except as indicated below, none of our executive officers were compensated in excess of $100,000.

SUMMARY COMPENSATION TABLE

						LONG-TERM
						COMPENSATION AWARDS
NAME AND PRINCIPAL		ANNUAL COMPENSATION TABLE				SECURITIES UNDERLYING
POSITION	YEAR	SALARY		BONUS	OTHER	OPTIONS/SARS

Arun Govil	2006	$		—	—	—
Chairman, Chief Executive	2007		$125,000	$000	—	—
Officer and Treasurer and
President

Vandana Govil	2006	$		—	—	—
Secretary, Director	2007		$125,000	$000	—	—

OPTIONS/SAR GRANTS IN THE LAST FISCAL YEAR

On April 30, 2007, the Company issued a $1,300,000 Convertible Debenture to Arun Govil the Company’s Chairman, CEO, President and Treasurer in conjunction with the purchase of Griffin Filters, Inc. pursuant to the Agreement and Assignment of Membership Interests between Arun Govil and Cemtrex, Inc. The debenture carries an 8% annual interest rate with interest payable semiannually in arrears on the first business day of January and July each year. The debenture principle is due and payable on April 30, 2011.

The debenture has the right of conversion into 30,000,000 non-assessable shares of common stock of the Company at $0.001 (par value) per share. Conversion is not exercisable prior to December 31, 2007. Commencing December 31, 2007 and continuing to April 30, 2011, the Debenture Holder shall have the right of conversion subject to the terms and conditions of the debenture. In the event the face amount of the debenture is not fully converted on or before April 30, 2011, the conversion rights will lapse.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

None.

ITEM 7	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 30, 2004, the Company purchased certain assets from Ducon Technologies, Inc., which related to a business engaged in designing, assembling, selling and maintaining emission monitors to utilities and industries. Ducon Technologies Inc. is owned by Arun Govil, the Chairman, Chief Executive Officer, Treasurer and President of the Company. In consideration for the asset purchase, the Company issued to Ducon Technologies, Inc. 3,250,000 shares of its common stock. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On April 30, 2007, the Company purchased all of the issued and outstanding membership interests of Griffin Filters LLC, (“Griffin”) a company established since 1971 and engaged in the design, engineering & supplying of industrial air filtration equipment from its President. Arun Govil, the Chairman, Chief Executive Officer, Treasurer and President of the Company, was the owner of 100% of the issued and outstanding membership interests of Griffin. The Company purchased 100% ownership in Griffin for a purchase price of $ 2,750,000.00. The Company completed the Griffin purchase by (i) paying cash of $700,000.00, (ii) issuing 20,000,000 shares of common stock valued at $750,000.00 and (iii) issuing a four year convertible debenture in the amount of $1,300,000.00, paying interest of 8.0% per year and convertible into 30,000,000 shares of common stock. Griffin had sales and net income of $3,297,409 and $145, 981 respectively for fiscal year ended September 30, 2006. Griffin is now a wholly-owned subsidiary of the Company.

Ducon Technologies, Inc. is owned by by Arun Govil the Chairman, Chief Executive Officer, Treasurer and President of the Company.

Renato Dela Rama the Vice President of Finance of the Company is also the Controller of Ducon Technologies Inc.

Mrs. Vandana Govil, a director and the Secretary of the Company is the wife of Arun Gonvil the Chairman, Chief Executive Officer, Treasurer and President of the Company.

ITEM 8	LEGAL PROCEEDINGS

The Company is not currently a party to any material legal action.

ITEM 9	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

On October 31, 2008, there were 34,327,862 shares of common stock issued and outstanding and no shares of preferred stock issued or outstanding.

APPROXIMATE NUMBER OF COMMON STOCK HOLDERS

As of October 31, 2008, there were approximately 84 holders of record of the Company’s common stock as determined from the Company’s transfer agent’s list. Such list does not include beneficial owners of securities whose shares are held in the names of various dealers and clearing agencies.

Of the 34,327,862 shares of common stock outstanding, 25,430,000 shares of common stock are beneficially held by "affiliates" of the company.

As of October 31, 2008, there is a convertible debenture of value $1,300,000 outstanding that are convertible into 30,000,000 shares of our common stock.

Under certain circumstances, restricted shares may be sold without registration, pursuant to the provisions of rule 144. In general Rule 144 permits the sale of restricted securities without any quantity limitations by a person who is not an affiliate of ours and has satisfied a six month holding period under certain circumstances (including the requirement that the Company has been subject to the reporting requirements of the Securities Act of 1934, as amended, for a period of one year, and the Company is current with respect to such reporting requirements). Any sales of shares by shareholders pursuant to rule 144 may have a depressive effect on the price of our common stock.

DETERMINATION OF OFFERING PRICE

The Company’s common stock currently trades on the pink sheets under the symbol: CTEI.pk.

As of October 31, 2008, there were approximately 84 holders of record of the Company's common stock as determined from the Company’s transfer agent’s list. Such list does not include beneficial owners of securities whose shares are held in the names of various dealers and clearing agencies.

No shares are being sold with this registration statement.

On August 21, 2007 the Company completed a 1:25 reverse split of our common stock. The Company is authorized to issue 60,000,000 shares of common stock, $0.001 par value per share. On October 31, 2008, there were 34,327,862 shares of common stock issued and outstanding and no shares of preferred stock issued or outstanding.

The Company's Common Stock trades on the over-the-counter Pink Sheets. The price ranges presented below represent the highest and lowest quoted bid prices during the third and fourth quarter for 2006 and the first and second quarters of 2007 reported by Pink Sheets. The quotes represent prices between dealers and do not reflect mark-ups, markdowns or commissions and therefore may not necessarily represent actual transactions.

Common Stock

Year	Period	Stock Price
		High	Low
2006	3rd Quarter	$0.80	$0.70
	4th Quarter	$0.75	$0.19
2007	1st Quarter	$0.25	$0.12
	2nd Quarter	$0.11	$0.03
	3rd Quarter	$0.03	$0.02
	4th Quarter	$0.01	$0.005
2008	1st Quarter	$0.014	$0.004
	2nd Quarter	$0.03	$0.006

As reported by the over-the-counter Pink Sheets, on October 15, 2008 the closing sales price of the Company’s Common Stock was $0.02 per share.

We will bear all expenses in connection with the registration.

ITEM 10	RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding the issuance and sales of our securities without registration for the past three (3) years from the date of this Registration Statement. No such sales involved the use of an underwriter, no advertising or public solicitation were involved, and no commissions were paid in connection with the sale of any securities. The securities marked with an “*” bore a restrictive legend.

Names/Identities of Persons to whom Securities Issued	Title of Security	Amount of Securities Issued	Issue Date	Aggregate Price of Security ($)
Mazuma Corp.	Common	300,000	9/25/2006	50,000
Mazuma Corp.	Common	280,000	11/15/2006	25,000
Mazuma Corp.	Common	280,000	12/1/2006	25,000
Mazuma Corp.	Common	400,000	12/12/2006	25,000
Mazuma Corp.	Common	363,636	1/12/2007	25,000
Mazuma Corp.	Common	400,000	1/22/2007	20,000
Mazuma Corp.	Common	400,000	2/2/2007	30,000
Mazuma Corp.	Common	400,000	2/12/2007	27,500
Mazuma Corp.	Common	800,000	3/5/2007	40,000
Mazuma Corp.	Common	457,143	3/27/2007	20,000
Mazuma Corp.	Common	800,000	4/25/2007	26,000
Prye Funding Corp.	Common	789,091	5/3/2007	25,000
*Arun Govil	Common	20,000,000	4/19/2007	750,000
Mazuma Corp.	Common	1,777,778	5/16/2007	40,000

The transactions described above (other than the transaction marked with an “*”) were exempt from registration pursuant to Section 3(b) of the Securities Act of 1933, as amended, and Rule 504 of Regulation D promulgated thereunder.

The transaction marked with an “*” to Mr. Govil, the Company’s President, Chief Executive Officer, Treasurer, and Chairman of the Board of Directors, was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 by reason that: (i) no commissions were paid for the issuance of security; (ii) the issuance of such security by the Company did not involve a "public offering"; (iii) the purchaser was sophisticated and accredited investors; (iv) the offerings were not a "public offering" as defined in Section 4(2) due to the insubstantial numbers of persons involved in such sales, size of the offering, manner of the offering and number of securities offered; and (v) in addition, the purchaser had the necessary investment intent as required by Section 4(2) since the purchaser agreed to and received security bearing a legend stating that such security is restricted pursuant to Rule 144 of the 1933 Securities Act. (These restrictions ensure that this security would not be immediately redistributed into the market and therefore not be part of a "public offering").

ITEM 11	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Authorized Capital Stock

On August 21, 2007 the Company completed a 1:25 reverse split of our common stock.  The Company is authorized to issue 60,000,000 shares of common stock, $0.001 par value per share. On October 31, 2008, there were 34,327,862 shares of common stock issued and outstanding and no shares of preferred stock issued or outstanding.

Our Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters to be submitted to a vote of the stockholders and do not have pre-emptive rights. Cumulative voting is not permitted. This means that the holders of shares entitled to exercise more than 50% of the voting rights in the election of directors, for example, will be able to elect all of our directors.

The holders of our common stock are entitled to dividends and other distributions as and if declared by our board of directors out of funds legally available therefor. All outstanding shares of our common stock are, and the shares to be issued in the merger will be, when issued pursuant to the merger agreement, fully paid and nonassessable. Upon our liquidation, dissolution or winding up, the holders of our common stock would be entitled to share pro rata in the distribution of all of our assets, if any, remaining after payment or provision for payment of all our debts and obligations and preferred liquidation payments, if any, to holders of any outstanding shares of preferred stock. Shares of our common stock are not subject to any redemption provisions and are not convertible into any other security or other property of us. No share of our common stock is subject to any call or assessment.

Certain Provisions of Our Certificate of Incorporation and Delaware Law

No Classified Board of Directors. Our Certificate of Incorporation and Bylaws provide for our directors to be elected annually for a term of one year.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. Our Certificate of Incorporation provides that at an annual meeting of stockholders, only such business will be conducted as will have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of such meeting (or any supplement thereof, given by or at the direction of the board of directors of us), (b) otherwise properly brought before the meeting by or at the direction of the board of directors of us, or (c) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereto in writing to our Secretary.

Delaware Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested stockholder” for a period of three years following the date that such stockholder became an interested stockholder, unless:

•	before that date, our board of directors has approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

•	by persons who are directors and also officers; and

•	by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or after such date, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

An “interested stockholder” is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of our outstanding voting stock at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is First American Stock Transfer Company, 706 E. Bell Road, Suite 202, Phoenix, AZ 85022. Telephone number: (602)485-1346.

ITEM 12	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cemtrex, as a Delaware corporation, are empowered by the Delaware General Corporation Law (“DGCL”), subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been our director, officer, employee or agent. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. Cemtrex pursuant to the DGCL indemnifies a director, provided that such indemnity shall not apply on account of:

(a) any breach of the director's duty of loyalty to us or our stockholders;
(b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or
(c) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in the DGCL.

Our Bylaws provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of Cemtrex, absent a finding of negligence or misconduct in office.

Our Bylaws also permit us to maintain insurance on behalf of our officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not we have the power to indemnify such person against liability for any of those acts.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, that type of indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 13	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements required to be included in this registration statement appear at the end of the registration statement beginning on page F-1.

ITEM 14	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

There have been no changes in and/or disagreements with Gruber & Company, LLC, our independent registered public accountants, on accounting and financial disclosure matters.

ITEM 15	FINANCIAL STATEMENTS AND EXHIBITS

Report of Independent Registered Public Accounting Firm – September 2007	F-1

Audited Consolidated Balance Sheets as of September 30, 2006 and September 30, 2007	F-2

Audited Consolidated Statements of Operations for the Year Ended September, 2007 and 2006	F-3

Audited Consolidated Statements of Stockholders’ Equity (Deficit) for the Years Ended September 30, 2007, 2006 and 2005	F-4

Audited Consolidated Statements of Cash Flows for the Year Ended September 30, 2007 and 2006	F-5

Notes to Audited Consolidated Financial Statements	F-6

Consolidated Balance Sheets as of June 30, 2008	F-13

Consolidated Statements of Operations for the Nine Months Ended June 30, 2008 and 2007	F-14

Consolidated Statements of Stockholders’ Equity (Deficit) for the Nine Months Ended June 30, 2008 and 2007	F-15

Consolidated Statements of Cash Flows for the Nine Months Ended June 30, 2008 and 2007	F-16

Notes to Consolidated Financial Statements	F-17

REPORTS TO SECURITIES HOLDERS

We have filed with the SEC a registration statement on Form 10 under the Securities Act with respect to the issuance of shares of our common stock being offered by this registration statement. We are not currently subject to the informational requirements of the Securities Exchange Act of 1934. As a result of the offering of the shares of our common stock, we will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file quarterly and annual reports and other information with the SEC; and send a copy of our annual report together with audited consolidated financial statements to each of our shareholders. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the internet (http://www.sec.gov).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF CEMTREX, INC.

We have audited the accompanying consolidated balance sheet of Cemtrex, Inc. and Subsidiary as of September 30, 2007 and 2006, and the related consolidated statements of operations, stockholders equity and cash flows for the periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cemtrex, Inc. and Subsidiary at September 30, 2007 and 2006 and the results of its’ consolidated operations and its’ stockholders equity and cash flows for the periods then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company's viability is dependent upon its ability to obtain future financing and the success of its future operations. These factors raise substantial doubt as to the Company's ability to continue as a going concern. Management's plan in regard to these matters is described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Gruber & Company, LLC Saint Louis, Missouri

November 3, 2008

Cemtrex, Inc. and Subsidiary
Consolidated Balance Sheets

	September 30,
	2007	2006
Assets
Current Assets
Cash & Equivalents	$143,830	$30,345
Accounts Receivable	780,474	579,761
Inventory	252,443	199,945
Prepaid Expenses & Other Assets	4,225	15,224
Total Current Assets	1,180,972	825,275

Property & Equipment, Net	61,723	60,508
Other	22,024	-

Total Assets	$1,264,719	$885,783

Liabilities & Stockholders' Equity (Deficit)
Current Liabilities
Accounts Payable	$914,907	$271,045
Accrued Expenses	448,640	-
Customer Deposits	85,516	-
Notes Payable-Shareholder	8,983	1,063,000
Total Current Liabilities	1,458,046	1,334,045

Convertible Debenture	1,300,000	1,300,000
Total Liabilities	2,758,046	2,634,045

Commitments & Contingencies	-	-

Stockholders' Equity (Deficit)
Preferred Stock, $0.001 par value, 10,000,000 shares
authorized, no shares issued and outstanding	$-	$-
Common Stock, $0.001 par value, 60,000,000 shares
authorized; 34,327,862 and 26,880,213 shares issued and outstanding, respectively.	34,328	26,880
Additional Paid-in Capital	(1,259,524)	(1,630,576)
Accumulated Deficit	(268,131)	(144,566)
Total Stockholders' Equity (Deficit)	(1,493,327)	(1,748,262)

Total Liabilities & Stockholders' Equity (Deficit)	$1,264,719	$885,783

The accompanying notes are an integral part of these financial statements

Cemtrex, Inc. and Subsidiary
Consolidated Statements of Operations

	For the Year Ended September 30,
	2007	2006

Revenues	$5,847,663	$4,021,618

Cost of Goods Sold	3,954,097	2,359,899

Gross Profit	1,893,566	1,661,719

Operating Expenses	2,009,795	1,453,397

Operating Income (Loss)	(116,229)	208,322

Other Income (Expense)
Other Income	36,446	-
Interest Expense	(43,782)	(33,000)
Total Other Income (Expense)	(7,336)	(33,000)

Net Income (Loss) Before Income Taxes	(123,565)	175,322

Provision for Income Taxes	-	(432)

Net Income (Loss)	$(123,565)	$174,890

Income (Loss) Per Share-Basic	$(0.00)	$0.01

Weighted Average Number of Shares	30,308,147	26,584,323

The accompanying notes are an integral part of these financial statements

Cemtrex, Inc. and Subsidiary
Consolidated Statements of Stockholders' Equity (Deficit)

	Preferred Stock		Common Stock				Total
	Number of Shares	Par Value ($0.001) Amount	Number of Shares	Par Value ($0.001) Amount	Additional Paid- In-Capital	Accumulated Deficit	Stockholders' Equity (Deficit)
Balance at September 30, 2005	-	$-	26,280,213	$26,280	$(1,679,976)	$(319,456)	$(1,973,152)
Common Stock Issued to Investors for Cash	-	-	600,000	600	49,400	-	50,000
Net Income (Loss)	-	-	-	-	-	174,890	174,890
Balance at September 30, 2006	-	$-	26,880,213	$26,880	(1,630,576)	$(144,566)	$(1,748,262)
Common Stock Issued to Investors for Cash	-	-	7,447,649	7,448	371,052	-	378,500
Net Income (Loss)	-	-	-	-	-	(123,565)	(123,565)
Balance at September 30, 2007	-	$-	34,327,862	34,328	$(1,259,524)	$(268,131)	$(1,493,327)

The accompanying notes are an integral part of these financial statements

Cemtrex, Inc. and Subsidiary
Consolidated Statements of Cash Flows

	For the Year Ended September 30,
	2007	2006
Cash Flows from Operating Activities
Net Income (Loss)	$(123,565)	$174,890

Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation & Amortization	12,708	7,186

Changes in operating assets and liabilities:
Accounts Receivable	(200,713)	(116,555)
Inventory	(52,498)	233,234
Prepaid Expenses & Other Assets	10,999	(8,038)
Other Assets	(22,024)	-
Accounts Payable	643,862	109,167
Accrued Expenses	448,640	-
Customer Deposits	85,516	-

Net Cash Used in Operating Activities	802,925	399,884

Cash Flows from Investing Activities
Sale (Purchase) of Property and Equipment	(13,923)	6,130
Cash Paid for Purchase of Griffin Filters	(700,000)	-

Net Cash Used in Investing Activities	(713,923)	6,130

Cash Flows from Financing Activities
Net Loans from Shareholders	(354,017)	(510,154)
Common Stock Issued for Cash	378,500	50,000

Net Cash Provided by Financing Activities	24,483	(460,154)

Net Increase (Decrease) in Cash	113,485	(54,140)

Cash Beginning of Period	30,345	84,485

Cash End of Year	$143,830	$30,345

Supplemental Disclosure of Cash Flow Information:
Cash Paid during the period for interest	$-	$-
Cash Paid during the period for income taxes	-	432

The accompanying notes are an integral part of these financial statements

CEMTREX, INC. AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS

Note 1 – Organization, Business & Operations

Cemtrex, Inc. and its Subsidiary, is engaged in manufacturing and selling the most advanced instruments for emission monitoring of particulate, opacity, mercury, sulfur dioxide, nitrogen oxides, etc. Cemtrex also provides turnkey services for carbon creation projects from abatement of greenhouse gases pursuant to Kyoto protocol and assists project owners in selling of carbon credits globally.  Company's products are sold to power plants, refineries, chemical plants, cement plants & other industries including federal and state Governmental agencies. Through its wholly-owned subsidiary Griffin Filters, Company designs, manufactures and sells air filtration equipment and systems to control particulate emissions from a variety of industries.

Cemtrex, Inc. was incorporated as Diversified American Holding, Inc. on April 27, 1998. On December 16, 2004 the Company changed its name to Cemtrex, Inc. On April 30, 2007, Cemtrex, Inc. purchased, though a business combination, Griffin Filters, LLC (see Note 6 Business Combination and Related party Transactions).

Note 2 - Going Concern and Management's Plans

The Company's primary source of operating funds since inception has been provided through note and equity financing. The company intends to raise additional capital through private debt and equity investors. At September 30, 2007, the Company had a stockholders' deficit of $1,493,327 and a working capital deficit of $277,074. In addition, the Company incurred a net loss of $123,565 during the year ended September 30, 2007.

Management has taken steps to improve the Company's liquidity by raising funds and seeking revenue sources through the development of products through which the Company may generate revenue. There can be no assurance that the Company will be successful in these endeavors and therefore may have to consider other alternatives.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, the above matters raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 - Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Cemtrex, Inc. and its wholly subsidiary Griffin Filters, LLC (collectively the “Company”). All significant inter-company accounts and transactions have been eliminated in consolidation.

The acquisition of Griffin Filters, LLC by Cemtrex, Inc. was treated as a business combination due to the fact that the acquired entity and purchased entity were owned by the same individual. Therefore, these consolidated financial statements have been retrospectively adjusted for all periods presented.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

CEMTREX, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Concentrations of Credit Risk - Cash

The Company maintains its cash with various financial institutions, which may exceed federally insured limits throughout the period.

Marketable Securities Available for Sale

The Company evaluates its investment policies and the appropriate classification of securities at the time of purchase consistent with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain investments in Debt and Equity Securities," at each balance sheet date and determined that all of its investment securities are to be classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in stockholders' deficiency under the caption "Accumulated Other Comprehensive Loss". Realized gains and losses and declines in value judged to be other than-temporary on available-for-sale securities are included in net gain on sale of marketable securities. The cost of securities sold is based on the specific identification method.

Inventories

Inventories are comprised of replacement parts, system components and finished systems, which are stated at lower of cost or market. Cost is determined on a first-in, first-out (FIFO) basis.

Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives, generally five to seven years. Leasehold improvements are amortized over the shorter of the useful life or the remaining lease term. Upon retirement or other disposition of these assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gains or losses are reflected in operations. Expenditures for maintenance and repairs are charged to operations as incurred. Renewals and betterments are capitalized.

Impairment of long-lived assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal.

Basic and Diluted Net Income per Share

Basic earnings per share is calculated using the weighted-average number of common shares outstanding during the period without consideration of the dilutive effect of stock warrants and convertible notes. Diluted earnings per share is calculated using the weighted-average number of common shares outstanding during the period after consideration of the dilutive effect of stock warrants and convertible notes.

Revenue recognition

Sales of products and related costs of products sold are recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the price is fixed or determinable and (iv) collectability is reasonably assured. These terms are typically met upon shipment of finished goods to the customer.

CEMTREX, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Allowance for doubtful accounts

We provide an allowance for estimated uncollectible accounts receivable balances based on historical experience and the aging of the related accounts receivable. As of September 30, 2007 and 2006 the Company has reserved $100,000 and $0 for doubtful accounts, respectively

Advertising

The Company expenses advertising costs as incurred. There were no advertising costs for the years ended September 30, 2007 and 2006.

Income Taxes

The Company accounts for income taxes using the liability method as required by Statement of Financial Accounting Standards ("FASB") No. 109, Accounting for Income Taxes ("SFAS 109"). Under this method, deferred tax assets and liabilities are determined based on differences between their financial reporting and tax basis of assets and liabilities. The Company was not required to provide for a provision for income taxes for the periods ended September 30, 2007 and 2006, as a result of net operating losses incurred during the periods. As of September 30, 2007, the Company has available approximately $268,000 of net operating losses ("NOL") available for income tax purposes that may be carried forward to offset future taxable income, if any. These carryforwards expire in various years through 2026. At September 30, 2007 and 2006, the Company has a deferred tax asset of approximately $111,000 and $60,000, relating to the Company's net operating losses, respectively. The Company's deferred tax asset has been fully reserved by a valuation allowance since realization of its benefit is uncertain. The Company's ability to utilize its NOL carryforwards may be subject to an annual limitation in future periods pursuant to Section 382 of the Internal Revenue Code of 1986, as amended.

The provision for income taxes using the federal and state tax rates as compared to the Company's effective tax rate is summarized as follows:

	September 30,
	2007	2006

Statutory Federal Tax (Benefit) Rate	-34.0%	-34.0%
Statutory State Tax (Benefit) Rate	-7.5%	-7.5%
Effective Tax (Benefit) Rate	-41.5%	-41.5%

Valuation Allowance	41.5%	41.5%

Effective Income Tax	0.0%	0.0%

Significant components of the Company's deferred tax assets at September 30, 2007 and 2006 are as follows:

	September 30,
	2007	2006
Deferred Tax Asset

Net Operating Loss Carryforward	$111,274	$59,995

Valuation Allowance	(111,274)	(59,995)

Net Deferred Tax Asset	$-	$-

Guarantee Expense

In accordance with FASB Interpretation No. 45 ("Fin 45"), the Company recognizes, at the inception of a guarantee, the cost of the fair value of the obligation undertaken in issuing the guarantee.

CEMTREX, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Research and development costs

Expenditures for research & development are expensed as incurred. Such costs are required to be expensed until the point that technological feasibility is established. The Company incurred no research and development costs for the years ended September 30, 2007 and 2006.

Fair Value of Financial Instruments

The reported amounts of the Company's financial instruments, including accounts payable and accrued liabilities, approximate their fair value due to their short maturities. The carrying amounts of debt approximate fair value since the debt agreements provide for interest rates that approximate market.

Stock-based compensation

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123(R), Share-Based Payment. This pronouncement amends SFAS No. 123, Accounting for Stock-Based Compensation , and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees . SFAS No. 123(R) requires that companies account for awards of equity instruments issued to employees under the fair value method of accounting and recognize such amounts in their statements of operations. Under SFAS No. 123(R), we are required to measure compensation cost for all stock-based awards at fair value on the date of grant and recognize compensation expense in our consolidated statements of operations over the service period that the awards are expected to vest.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of SFAS 123(R) and the Emerging Issues Task Force consensus in Issue No. 96-18 ("EITF 96-18"), "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services". Common stock issued to non-employees in exchange for services is accounted for based on the fair value of the services received.

Reclassifications

Certain items in the prior year financial statements have been reclassified for comparative purposes to conform to the presentation in the current period’s presentation. These reclassifications have no effect on the previously reported income (loss).

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (FAS 141(R)). This statement provides greater consistency in the accounting and financial reporting of business combinations. It requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose the nature and financial effect of the business combination. FAS 141(R) is effective for fiscal years beginning after December 15, 2008. We will adopt FAS 141(R) no later than the first quarter of fiscal 2010 and are currently assessing the impact the adoption will have on our financial position and results of operations.

In December 2007, the FASB issued SFAS No. 160. Noncontrolling Interests in Consolidated Financial Statements (FAS 160). This Statement amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. FAS 160 is effective for fiscal years beginning after December 15, 2008. We will adopt FAS 160 no later than the first quarter of fiscal 2010 and are currently assessing the impact the adoption will have on our financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities , which permits entities to choose to measure at fair value eligible financial instruments and certain other items that are not currently required to be measured at fair value. This statement requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We will adopt SFAS No. 159 no later than the first quarter of fiscal 2009. We are currently assessing the impact the adoption of SFAS No. 159 will have on our financial position and results of operations.

CEMTREX, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) . SFAS No. 158 requires company plan sponsors to display the net over or under-funded position of a defined benefit postretirement plan as an asset or liability, with any unrecognized prior service costs, transition obligations or actuarial gains/losses reported as a component of other comprehensive income in shareholders’ equity. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. We adopted the recognition provisions of SFAS No. 158 as of the end of fiscal 2007. The adoption of SFAS No. 158 did not have an effect on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements . SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the application of SFAS No. 157 may change current practice for some entities. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We will adopt SFAS No. 157 in the first quarter of fiscal 2009. We are currently assessing the impact that the adoption of SFAS No. 157 will have on our financial position and results of operations.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (FIN 48). This interpretation clarifies the application of SFAS No. 109, Accounting for Income Taxes , by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements and also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006, but earlier adoption is permitted. The Company is in the process of evaluating the impact of the application of the Interpretation to its financial statements.

Note 4 - Inventory

The Company values its inventory under the FIFO method of costing under the lower of cost or market pricing module. The Company reviews its product for old and or obsolete items and adjusts accordingly. The Company’s inventory consists of finished and raw material product.

Note 5 - Property and Equipment

At September 30, 2007 and 2006, property and equipment are comprised of the following:

	September 30,
	2007	2006

Furniture and Office Equipment	$96,513	$82,590
Computer Software	4,550	4,550

Less: Accumulated Depreciation	(39,340)	(26,632)

Net Property & Equipment	$61,723	$60,508

Depreciation for the year ended September 30, 2007 and 2006 was $12,708 and $7,186, respectively.

CEMTREX, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 – Business Combination and Related Party Transactions

On April 30, 2007, the Company purchased, though a business combination, all of the issued and outstanding membership interests of Griffin Filters LLC, (“Griffin”) a company established since 1971 and engaged in the design, engineering & supplying of industrial air filtration equipment from its President. Aron Govil, the Chairman, Chief Executive Officer, Treasurer and President of the Company, was the owner of 100% of the issued and outstanding membership interests of Griffin. The Company purchased 100% ownership in Griffin for a purchase price of $ 2,750,000.00. The Company completed the Griffin purchase by (i) paying cash of $700,000.00, (ii) issuing 20,000,000 shares of common stock valued at $750,000.00 and (iii) issuing a four year convertible debenture in the amount of $1,300,000.00, paying interest of 8.0% per year and convertible into 30,000,000 shares of common stock. Griffin had sales and net income of $3,297,409 and $145, 981 respectively for fiscal year ended September 30, 2006. Griffin is now a wholly-owned subsidiary of the Company.

The Company recorded the combination of Griffin Filters, LLC as a “As is Pooling” because of the related party interest as follows:

Accounts Receivable	$530,506
Inventory	49,668
Property & Equipment, Net	67,018
Other Assets	4,225
Accounts Payable	(600,348)
Additional Paid-in-Capital	2,698,931
Total	$2,750,000

These consolidated financial statements have been retrospectively adjusted for all periods presented.

Note 7 – Customer Deposits

The Company accounts for payments received prior to shipment as a liability and recognizes revenue when the products are shipped.

Note 8 – Note Payable Shareholder

A Note Payable to a shareholder is due within the next year and accrues interest at 5%.

Note 9 – Convertible Debenture-Related Party

On April 30, 2007, the Company issued a $1,300,000 Convertible Debenture to an Officer of the Company in conjunction with the Purchase of Griffin Filters, Inc. The debenture caries an 8% annual interest rate with interest payable semiannually in arrears on the first business day of January and July each year. The debenture principle is due and payable on April 30, 2011.

The debenture has the right of conversion into non-assessable shares of common stock of the Company at $0.001 (par value) per share. Conversion is not exercisable prior to December 31, 2007. Commencing December 31, 2007 and continuing to April 30, 2011, the Debenture Holder shall have the right of conversion subject to the terms and conditions of the debenture. In the event the face amount of the debenture is not fully converted on or before April 30, 2011, the conversion rights will lapse.

Note 10 – Stockholders’ Equity

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock, $0.001 par value. As of September 30, 2007 and 2006, there were no shares issued and outstanding.

Common Stock

The Company is authorized to issue 60,000,000 shares of common stock, $0.001 par value. As of September 30, 2007 and 2006, there were 34,327,862 and 6,880,213 shares issued and outstanding, respectively.

2006

For the year ended September 30, 2006, the Company issued 600,000 shares of Common Stock to investors for cash totaling $50,000.

CEMTREX, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2007

For the year ended September 30, 2007, the Company issued 7,447,649 shares of Common Stock to investors for cash totaling $378,500.

In addition, the Company issued 20,000,000 shares of Common Stock to an Officer in conjunction with the acquisition of Griffin Filters totaling $750,000. These consolidated financial statements have been retrospectively adjusted for this transaction for all periods presented.

Note 11 – Commitments & Contingencies

Lease Obligations

The Company leases its principal office at Farmingdale, New York, 4000 square feet of office and warehouse/shop space in a single story commercial structure on a month to month lease from Ducon Technologies Inc., at a monthly rental of 2,157.

The Company’s subsidiary Griffin Filters LLC leases approx. 10,000 sq. ft. of office and warehouse space in Liverpool, New York from a third party in a five year lease at a monthly rent of $4,225 expiring on March 30, 2012.

Legal Proceedings

The Company is not currently involved in any lawsuits or litigation.

Note 12 - Subsequent Events

There are no material subsequent events.

Cemtrex, Inc. and Subsidiary
Consolidated Balance Sheets

	June 30,	September 30,
	2008	2007
	Unaudited
Assets
Current Assets
Cash & Equivalents	$218,661	$143,830
Accounts Receivable	700,346	780,474
Inventory	374,161	252,443
Prepaid Expenses & Other Assets	-	4,225
Total Current Assets	1,293,168	1,180,972

Property & Equipment, Net	200,084	61,723
Other	29,564	22,024

Total Assets	$1,522,816	$1,264,719

Liabilities & Stockholders' Equity (Deficit)
Current Liabilities
Accounts Payable	$728,857	$914,907
Accrued Expenses	93,675	448,640
Customer Deposits	-	85,516
Notes Payable-Shareholder	548,711	8,983
Total Current Liabilities	1,371,243	1,458,046

Convertible Debenture	1,300,000	1,300,000
Total Liabilities	2,671,243	2,758,046

Commitments & Contingencies	-	-

Stockholders' Equity (Deficit)
Preferred Stock, $0.001 par value, 10,000,000 shares
authorized, no shares issued and outstanding	$-	$-
Common Stock, $0.001 par value, 60,000,000 shares
authorized; 34,327,862 shares issued and outstanding.	34,328	34,328
Additional Paid-in Capital	(1,259,524)	(1,259,524)
Accumulated Deficit	76,769	(268,131)
Total Stockholders' Equity (Deficit)	(1,148,427)	(1,493,327)

Total Liabilities & Stockholders' Equity (Deficit)	$1,522,816	$1,264,719

The accompanying notes are an integral part of these financial statements

Cemtrex, Inc. and Subsidiary
Consolidated Statements of Operations
Unaudited

	For the Three Months		For the Nine Months
	Ended		Ended,
	June 30,		June 30,
	2008	2007	2008	2007

Revenues	$1,272,314	$1,303,705	$4,514,788	$4,546,179

Cost of Goods Sold	662,585	898,499	2,434,930	2,979,853

Gross Profit	609,729	405,206	2,079,858	1,566,326

Operating Expenses	511,126	528,684	1,643,528	1,721,713

Operating Income (Loss)	98,603	(123,478)	436,330	(155,387)

Other Income (Expense)
Other Income	-	86,945	606	87,551
Interest Expense	(31,409)	-	(92,036)	-
Total Other Income (Expense)	(31,409)	86,945	(91,430)	87,551

Net Income (Loss) Before Income Taxes	67,194	(36,533)	344,900	(67,836)

Provision for Income Taxes	-	-	-	-

Net Income (Loss)	$67,194	$(36,533)	$344,900	$(67,836)

Income (Loss) Per Share-Basic and Diluted	$0.00	$(0.00)	$0.01	$(0.00)

Weighted Average Number of Shares	34,327,862	34,327,862	34,327,862	29,390,043

The accompanying notes are an integral part of these financial statements

Cemtrex, Inc. and Subsidiary
Consolidated Statements of Stockholders' Equity (Deficit)

	Preferred Stock		Common Stock				Total
	Number of Shares	Par Value ($0.001) Amount	Number of Shares	Par Value ($0.001) Amount	Additional Paid-In-Capital	Accumulated Deficit	Stockholders' Equity (Deficit)
Balance at September 30, 2006	-	$-	26,880,213	$26,880	$(1,630,576)	$(144,566)	$(1,748,262)
Common Stock Issued to Investors for Cash	-	-	7,447,649	7,448	371,052	-	378,500
Net Loss	-	-	-	-	-	(123,565)	(123,565)
Balance at September 30, 2007	-	$-	34,327,862	$34,328	$(1,259,524)	$(268,131)	$(1,493,327)
Net Income	-	-	-	-	-	344,900	344,900
Balance at June 30, 2008 (Unaudited)	-	$-	34,327,862	$34,328	$(1,259,524)	$76,769	$(1,148,427)

The accompanying notes are an integral part of these financial statements

Cemtrex, Inc. and Subsidiary
Consolidated Statements of Cash Flows
Unaudited

	For the Nine Months
	Ended,
	June 30,
	2008	2007
Cash Flows from Operating Activities
Net Income (Loss)	$344,900	(67,836)

Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation & Amortization	13,578	9,531

Changes in operating assets and liabilities:
Accounts Receivable	80,128	(315,544)
Inventory	(121,718)	105,169
Prepaid Expenses & Other Assets	4,225	15,224
Other Assets	(7,540)	(26,249)
Accounts Payable	(186,050)	662,613
Accrued Expenses	(354,965)	448,640
Customer Deposits	(85,516)	692

Net Cash Used in Operating Activities	(312,958)	832,240

Cash Flows from Investing Activities
Purchase of Property and Equipment	(151,939)	(13,923)
Cash Paid for Purchase of Griffin Filters	-	(700,000)

Net Cash Used in Investing Activities	(151,939)	(713,923)

Cash Flows from Financing Activities
Net Loans from Shareholders	539,728	(363,000)
Common Stock Issued for Cash	-	378,500

Net Cash Provided by Financing Activities	539,728	15,500

Net Increase (Decrease) in Cash	74,831	133,817

Cash Beginning of Period	143,830	30,345

Cash at End of Period	$218,661	$164,162

Supplemental Disclosure of Cash Flow Information:
Cash Paid during the period for interest	$-	$-
Cash Paid during the period for income taxes	-	-

The accompanying notes are an integral part of these financial statements

CEMTREX, INC. AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS
UNAUDITED

Note 1 – Organization, Business & Operations

Cemtrex, Inc. and its Subsidiary, is engaged in manufacturing and selling the most advanced instruments for emission monitoring of particulate, opacity, mercury, sulfur dioxide, nitrogen oxides, etc. Cemtrex also provides turnkey services for carbon creation projects from abatement of greenhouse gases pursuant to Kyoto protocol and assists project owners in selling of carbon credits globally.  Company's products are sold to power plants, refineries, chemical plants, cement plants & other industries including federal and state Governmental agencies. Through its wholly-owned subsidiary Griffin Filters, Company designs, manufactures and sells air filtration equipment and systems to control particulate emissions from a variety of industries.

Cemtrex, Inc. was incorporated as Diversified American Holding, Inc. on April 27, 1998. On December 16, 2004 the Company changed its name to Cemtrex, Inc. On April 30, 2007, Cemtrex, Inc. purchased, though a business combination, Griffin Filters, LLC (see Note 6 Business Combination and Related party Transactions).

Note 2 - Going Concern and Management's Plans

The Company's primary source of operating funds since inception has been provided through note and equity financing. The company intends to raise additional capital through private debt and equity investors. At June 30, 2008, the Company had a stockholders' deficit of $1,148,427 and a working capital deficit of $78,075.

Management has taken steps to improve the Company's liquidity by raising funds and seeking revenue sources through the development of products through which the Company may generate revenue. There can be no assurance that the Company will be successful in these endeavors and therefore may have to consider other alternatives.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, the above matters raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 - Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Cemtrex, Inc. and its wholly subsidiary Griffin Filters, LLC (collectively the “Company”). All significant inter-company accounts and transactions have been eliminated in consolidation.

The acquisition of Griffin Filters, LLC by Cemtrex, Inc. was treated as a business combination due to the fact that the acquired entity and purchased entity were owned by the same individual. Therefore, these consolidated financial statements have been retrospectively adjusted for all periods presented.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

CEMTREX, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED

Concentrations of Credit Risk - Cash

The Company maintains its cash with various financial institutions, which may exceed federally insured limits throughout the period.

Marketable Securities Available for Sale

The Company evaluates its investment policies and the appropriate classification of securities at the time of purchase consistent with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain investments in Debt and Equity Securities," at each balance sheet date and determined that all of its investment securities are to be classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in stockholders' deficiency under the caption "Accumulated Other Comprehensive Loss". Realized gains and losses and declines in value judged to be other than-temporary on available-for-sale securities are included in net gain on sale of marketable securities. The cost of securities sold is based on the specific identification method.

Inventories

Inventories are comprised of replacement parts, system components and finished systems, which are stated at lower of cost or market. Cost is determined on a first-in, first-out (FIFO) basis.

Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives, generally five to seven years. Leasehold improvements are amortized over the shorter of the useful life or the remaining lease term. Upon retirement or other disposition of these assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gains or losses are reflected in operations. Expenditures for maintenance and repairs are charged to operations as incurred. Renewals and betterments are capitalized.

Impairment of long-lived assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal.

Basic and Diluted Net Income per Share

Basic earnings per share is calculated using the weighted-average number of common shares outstanding during the period without consideration of the dilutive effect of stock warrants and convertible notes. Diluted earnings per share is calculated using the weighted-average number of common shares outstanding during the period after consideration of the dilutive effect of stock warrants and convertible notes.

Revenue recognition

Sales of products and related costs of products sold are recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the price is fixed or determinable and (iv) collectability is reasonably assured. These terms are typically met upon shipment of finished goods to the customer.

CEMTREX, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED

Allowance for doubtful accounts

We provide an allowance for estimated uncollectible accounts receivable balances based on historical experience and the aging of the related accounts receivable. As of June 30, 2008 and September 30, 2007 the Company has reserved $100,000 for doubtful accounts.

Advertising

The Company expenses advertising costs as incurred. There were no advertising costs for the periods ended June 30, 2008 and 2007, respectively.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Guarantee Expense

In accordance with FASB Interpretation No. 45 ("Fin 45"), the Company recognizes, at the inception of a guarantee, the cost of the fair value of the obligation undertaken in issuing the guarantee.

Research and development costs

Expenditures for research & development are expensed as incurred. Such costs are required to be expensed until the point that technological feasibility is established. The Company incurred no research and development costs for the periods ended June 30, 2008 and September 30, 2007.

Fair Value of Financial Instruments

The reported amounts of the Company's financial instruments, including accounts payable and accrued liabilities, approximate their fair value due to their short maturities. The carrying amounts of debt approximate fair value since the debt agreements provide for interest rates that approximate market.

Stock-based compensation

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123(R), Share-Based Payment. This pronouncement amends SFAS No. 123, Accounting for Stock-Based Compensation , and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees . SFAS No. 123(R) requires that companies account for awards of equity instruments issued to employees under the fair value method of accounting and recognize such amounts in their statements of operations. Under SFAS No. 123(R), we are required to measure compensation cost for all stock-based awards at fair value on the date of grant and recognize compensation expense in our consolidated statements of operations over the service period that the awards are expected to vest.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of SFAS 123(R) and the Emerging Issues Task Force consensus in Issue No. 96-18 ("EITF 96-18"), "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services". Common stock issued to non-employees in exchange for services is accounted for based on the fair value of the services received.

CEMTREX, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED

Reclassifications

Certain items in the prior year financial statements have been reclassified for comparative purposes to conform to the presentation in the current period’s presentation. These reclassifications have no effect on the previously reported income (loss).

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (FAS 141(R)). This statement provides greater consistency in the accounting and financial reporting of business combinations. It requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose the nature and financial effect of the business combination. FAS 141(R) is effective for fiscal years beginning after December 15, 2008. We will adopt FAS 141(R) no later than the first quarter of fiscal 2010 and are currently assessing the impact the adoption will have on our financial position and results of operations.

In December 2007, the FASB issued SFAS No. 160. Noncontrolling Interests in Consolidated Financial Statements (FAS 160). This Statement amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. FAS 160 is effective for fiscal years beginning after December 15, 2008. We will adopt FAS 160 no later than the first quarter of fiscal 2010 and are currently assessing the impact the adoption will have on our financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities , which permits entities to choose to measure at fair value eligible financial instruments and certain other items that are not currently required to be measured at fair value. This statement requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We will adopt SFAS No. 159 no later than the first quarter of fiscal 2009. We are currently assessing the impact the adoption of SFAS No. 159 will have on our financial position and results of operations.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) . SFAS No. 158 requires company plan sponsors to display the net over or under-funded position of a defined benefit postretirement plan as an asset or liability, with any unrecognized prior service costs, transition obligations or actuarial gains/losses reported as a component of other comprehensive income in shareholders’ equity. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. We adopted the recognition provisions of SFAS No. 158 as of the end of fiscal 2007. The adoption of SFAS No. 158 did not have an effect on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements . SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the application of SFAS No. 157 may change current practice for some entities. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We will adopt SFAS No. 157 in the first quarter of fiscal 2009. We are currently assessing the impact that the adoption of SFAS No. 157 will have on our financial position and results of operations.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (FIN 48). This interpretation clarifies the application of SFAS No. 109, Accounting for Income Taxes , by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements and also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006, but earlier adoption is permitted. The Company is in the process of evaluating the impact of the application of the Interpretation to its financial statements.

CEMTREX, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED

Note 4 - Inventory

The Company values its inventory under the FIFO method of costing under the lower of cost or market pricing module. The Company reviews its product for old and or obsolete items and adjusts accordingly. The Company’s inventory consists of finished and raw material product.

Note 5 - Property and Equipment

At June 30, 2008 and September 30, 2007, property and equipment are comprised of the following:

	June 30,	September 30,
	2008	2007

Furniture and Office Equipment	$96,513	$96,513
Computer Software	4,550	4,550
Machinery and Equipment	151,939	-

Less: Accumulated Depreciation	(52,918)	(39,340)

Net Property & Equipment	$200,084	$61,723

Depreciation for the periods ended June 30, 2008 and 2007 was $13,578 and $12,708, respectively.

Note 6 – Business Combination and Related Party Transactions

On April 30, 2007, the Company purchased, though a business combination, all of the issued and outstanding membership interests of Griffin Filters LLC, (“Griffin”) a company established since 1971 and engaged in the design, engineering & supplying of industrial air filtration equipment from its President. Aron Govil, the Chairman, Chief Executive Officer, Treasurer and President of the Company, was the owner of 100% of the issued and outstanding membership interests of Griffin. The Company purchased 100% ownership in Griffin for a purchase price of $ 2,750,000.00. The Company completed the Griffin purchase by (i) paying cash of $700,000.00, (ii) issuing 20,000,000 shares of common stock valued at $750,000.00 and (iii) issuing a four year convertible debenture in the amount of $1,300,000.00, paying interest of 8.0% per year and convertible into 30,000,000 shares of common stock. Griffin had sales and net income of $3,297,409 and $145, 981 respectively for fiscal year ended September 30, 2006. Griffin is now a wholly-owned subsidiary of the Company.

The Company recorded the combination of Griffin Filters, LLC as a “As is Pooling” because of the related party interest as follows:

Accounts Receivable	$530,506
Inventory	49,668
Property & Equipment, Net	67,018
Other Assets	4,225
Accounts Payable	(600,348)
Additional Paid-in-Capital	2,698,931
Total	$2,750,000

These consolidated financial statements have been retrospectively adjusted for all periods presented.

Note 7– Customer Deposits

The Company accounts for payments received prior to shipment as a liability and recognizes revenue when the products are shipped.

CEMTREX, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED

Note 8 – Note Payable Shareholder

A Note Payable to a shareholder is due within the next year and accrues interest at 5%.

Note 9 – Convertible Debenture-Related Party

On April 30, 2007, the Company issued a $1,300,000 Convertible Debenture to an Officer of the Company in conjunction with the Purchase of Griffin Filters, Inc. The debenture caries an 8% annual interest rate with interest payable semiannually in arrears on the first business day of January and July each year. The debenture principle is due and payable on April 30, 2011.

The debenture has the right of conversion into non-assessable shares of common stock of the Company at $0.001 (par value) per share. Conversion is not exercisable prior to December 31, 2007. Commencing December 31, 2007 and continuing to April 30, 2011, the Debenture Holder shall have the right of conversion subject o the terms and conditions of the debenture. In the event the face amount of the debenture is not fully converted on or before April 30, 2011, the conversion rights will lapse.

Note 10 – Stockholders’ Equity

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock, $0.001 par value. As of September 30, 2007 and 2006, there were no shares issued and outstanding.

Common Stock

The Company is authorized to issue 60,000,000 shares of common stock, $0.001 par value. As of June 30, 2008 and September 30, 2007, there were 34,327,862 shares issued and outstanding.

2008

There were no common stock transactions during the nine months ended June 30, 2008.

2007

For the year ended September 30, 2007, the Company issued 7,447,649 shares of Common Stock to investors for cash totaling $378,500.

In addition, the Company issued 20,000,000 shares of Common Stock to an Officer in conjunction with the acquisition of Griffin Filters totaling $750,000. These consolidated financial statements have been retrospectively adjusted for this transaction for all periods presented.

Note 11– Commitments & Contingencies

Lease Obligations

The Company leases its principal office at Farmingdale, New York, 4000 square feet of office and warehouse/shop space in a single story commercial structure on a month to month lease from Ducon Technologies Inc., at a monthly rental of 2,157.

The Company’s subsidiary Griffin Filters LLC leases approx. 10,000 sq. ft. of office and warehouse space in Liverpool, New York from a third party in a five year lease at a monthly rent of $4,225 expiring on March 30, 2012.

Legal Proceedings

The Company is not currently involved in any lawsuits or litigation.

Note 12 - Subsequent Events

There are no material subsequent events.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Cemtrex, Inc. certifies that we have reasonable grounds to believe that we meets all of the requirements for filing on Form 10 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, United States of America on November 11, 2008.

CEMTREX, INC

DATE: November 11, 2008	BY: /s/ Arun Govil
Arun Govil
CHAIRMAN OF THE BOARD
CHIEF EXECUTIVE OFFICER
AND PRESIDENT

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ Arun Govil	Chairman of the Board, Chief	November 11, 2008
Executive Officer and
President

/s/ Renato Dela Rama	Vice President of Finance	November 11, 2008

/s/ Vandana Govil	Secretary, Director	November 11, 2008

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1	Certificate of Incorporation of the Company*
3.2	By Laws of the Company*
3.3	Certificate of Amendment of Certificate of Incorporation dated September 29, 2006*
3.4	Certificate of Amendment of Certificate of Incorporation dated March 30, 2007*
3.5	Certificate of Amendment of Certificate of Incorporation dated May 16, 2007*
3.6	Certificate of Amendment of Certificate of Incorporation dated August 21, 2007*
10.1	Cemtrex Lease Agreement-Ducon Technologies, Inc.*
10.2	Lease Agreement between Daniel L. Canino and Griffin Filters, LLC*
10.3	Asset Purchase Agreement between Ducon Technologies, Inc. and Cemtrex Inc.*
10.4	Agreement and Assignment of Membership Interests between Arun Govil and Cemtrex, Inc.*
10.5	8.0% Convertible Subordinated Debenture *
21.1	Subsidiaries*
23.1	Consent of Independent Registered Public Accounting Firm.

(* indicates exhibit was previously filed)